Exhibit 1.1

STAMP DUTY WARNING:
The taking of this document or any certified copy thereof into Austria as well as the issuance of any other document in Austria which refers to this document, including e-mail correspondence to an Austrian addressee, may cause the imposition of Austrian stamp duty.
Therefore, keep the original document as well as any certified or electronic copy thereof outside of Austria and do not send any correspondence which makes any reference to this document to an Austrian addressee.

Share Purchase and Transfer Agreement - Project Joker -

between

TRUMPF International Beteiligungs-GmbH

Hill-Rom Holdings Netherlands B.V.

HR Europe B.V.

and

Hill-Rom Holdings, Inc.

TABLE OF CONTENTS

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Share Purchase and Transfer Agreement

between

(1)
TRUMPF International Beteiligungs-GmbH, having its registered seat in Ditzingen, Germany, registered in the commercial register of the local court of Stuttgart under no. HRB 200753, with registered business address at Johann-Maus-Straße 2, 71254 Ditzingen, Germany (the “Seller”);

(2)
Hill-Rom Holdings Netherlands B.V., having its registered seat in Amsterdam, The Netherlands, registered in the Trade Register of the Netherlands (Kamer van Koophandel) under no. 56079362, with registered business address at Gustav Mahlerplein, 93-95 Symphony Tower, 1082 MS Amsterdam, The Netherlands (the “Purchaser”);

(3)
HR Europe B.V., having its registered seat in Amsterdam, The Netherlands, registered in the Trade Register of the Netherlands (Kamer van Koophandel) under no. 53660404, with registered business address at Gustav Mahlerplein, 93-95 Symphony Tower, 1082 MS Amsterdam, The Netherlands (the “Co-Purchaser”); and

(4)
Hill-Rom Holdings, Inc., with  business address at 1069 State Route 46 East, Batesville, IN 47006, USA, a company existing under the laws of the State of Indiana  (the “Purchaser Guarantor”; collectively with the Purchaser, the Co-Purchaser and the Seller the “Parties”, each a “Party”).

Preamble

(A)	The Seller is within the TRUMPF Group the intermediary holding company of inter alia the sub group Medical Technology.

(B)
The Purchaser is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with seat in Amsterdam. The Purchaser is a Finance Holding, indirectly wholly owned by the Purchaser Guarantor.

(C)
The Co-Purchaser is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with seat in Amsterdam. The Co-Purchaser is a Finance Holding, indirectly wholly owned by the Purchaser Guarantor.

(D)	The Purchaser Guarantor is a corporation under the laws of Indiana, USA, with seat in Batesville.

(E)
The Seller intends to sell and transfer to the Purchaser its activities in the area of medical technology for the consideration and subject to the terms and conditions set forth in this Agreement. The Purchaser intends to accept such sales and transfers.

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(F)	The Purchaser Guarantor is the ultimate shareholder of the Purchaser and has agreed to guarantee the performance of the obligations of the Purchaser set forth in this Agreement.

Therefore, the Parties agree as follows (the “Agreement“):

1.	Definitions

Defined terms have the meaning as ascribed or referenced to them in Schedule 1.

2.	Corporate Structure

2.1	Target Companies

The following entities will be referred to as the “Target Companies”:

a)
TRUMPF Medizin Systeme GmbH + Co. KG, having its registered seat in Saalfeld, Germany, registered in the commercial register of the local court of Jena under no. HRA 502248, with registered business address at Carl-Zeiss-Straße 7-9, 07318 Saalfeld, Germany (“TM”);

b)
TRUMPF Medizin Systeme Beteiligungs-GmbH, having its registered seat in Puchheim, Germany, registered in the commercial register of the local court of Munich under no. HRB 139265, with registered business address at Benzstraße 26, 82178 Puchheim, Germany (“TMK”);

c)
TRUMPF Medizinsysteme Österreich GmbH, a limited liability company incorporated under the laws of Austria, registered in the company register (Firmenbuch) of the regional court (Landesgericht) of Linz under FN 287115d, with corporate seat in Linz and registered business address at Industriepark 24, 4061 Pasching, Austria (“TATM”);

d)
TRUMPF Medical Systems Inc., a corporation incorporated under the laws of the U.S. state of Delaware, registered with the Division of Corporation of the U.S. state of Delaware under file number 3268842, with registered office at 1209 Orange Street, Wilmington, Delaware, USA (“TUSM”); and

e)
TRUMPF Systèmes Médicaux SAS, a simplified joint-stock company (société par actions simplifiée) incorporated under the laws of France, registered with the trade and companies register of Clermont-Ferrand under identification number 855 201 455 RCS CLERMONT-FERRAND, with registered office at rue Claude Burdin, ZAC de Claveloux CS 60412, 63017 Clermont-Ferrand, France (“TFRM”).

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2.2	Shares

The shares, partnership interests and participations in the Target Companies held by the Seller are collectively referred to as the “Shares”, and each a “Share”. The Seller holds the following Shares in the Target Companies:

a)
The fixed capital (Festkapital) of TM is EUR 7,500,000.00 which is identical with the limited partner contribution (Kommanditeinlage) of the Seller (the limited partner contribution together with any partners accounts of the Seller (including inter alia the so called reserve account (Rücklagenkonto), loan account (Darlehenskonto) and loss carried forward account (Verlustkonto) which show a positive or negative balance) forming the “TM Limited Partnership Interest”).

b)
The registered share capital of TMK amounts to EUR 25,000.00 and is represented by one share in the nominal amount of EUR 25,000.00 which is held by the Seller (the “TMK Share”). The Seller is also listed as the holder of this share in the most recent list of shareholders of TMK which is recorded in the commercial register, dated 24/30 June 2001.

c)	The registered share capital of TATM amounts to EUR 35,000.00 and is represented by one share held by the Seller (the “TATM Share”).

d)	The subscribed capital of TUSM amounts to USD 20.00 and is divided into 2,000 shares with a par value of USD 0.01 each, which are all held by the Seller (the “TUSM Share”).

e)	The total registered share capital of TFRM amounts to EUR 510,000.00 and is divided into 17,000 shares which are all held by the Seller (the “TFRM Share”).

2.3	General partner’s interest of TMK in TM

TMK is the sole general partner in TM, without a participation in the fixed capital (Festkapital) of TM (the “TM General Partner’s Interest”).

2.4	Subsidiaries of TM

2.4.1	United Kingdom

TM holds all shares in TRUMPF Medical Systems Limited, a company limited by shares incorporated under the laws of England and Wales, registered with the Companies House under Company No. 03018875, with registered office at President Way, Airport Executive Park, Luton LU2 9NL, United Kingdom (“TGBM”; the shares in TGBM the “TGBM Share”).

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2.4.2	People’s Republic of China

TRUMPF Pte. Ltd., a limited liability company incorporated under the laws of Singapore, registered in the Company Register of Singapore under the Company Registration No. 1991106396H, with registered office at 4 Battery Road, #25-01, Bank of China Building, Singapore 049908 (“TSI”), a 100% subsidiary of the Seller and within the TRUMPF Group the intermediary holding company for substantially all subsidiaries in Asia, holds all shares in TRUMPF Medical Systems (Taicang) Co., Ltd., a limited liability company incorporated under the laws of the People’s Republic of China, registered with Suzhou Taicang Administration for Industry and Commerce with the registration number 320585400011095, with legal address at No. 68 East Nanjing Road, Taicang, Jiangsu Province, People’s Republic of China (“TCNM”; the shares in TCNM the “TCNM Share”). TSI as seller and TM as purchaser have entered into a purchase and transfer agreement regarding the transfer of the TCNM Share from TSI to TM.

2.4.3	Italy

TM holds one share in the nominal amount of EUR 3,583,78, amounting to a participation of 26% in the share capital of Videomed S.r.l., a Società a responsibilità limitata incorporated under the laws of Italy with a total registered share capital of EUR 13,783,78 divided in five shares, and registered with the Camera di Commercio Industria Artigianato e Agricoltura di Padova under number (REA) 393676, with registered seat at Via C. Battisti 31/C cap 35010, Limena, Italy (“ITV”; the share held by TM in ITV the “ITV Share”).

2.4.4	Australia

TM holds 6,275 shares in the nominal amount of AUD 1.00 each, amounting to a participation of 25.1% in the share capital of TRUMPF Med (Aust) Pty Limited, a company limited by shares under the laws of Australia with a total share capital of AUD 25,000.00 divided in 25,000 shares, and with the Australian Company Number 128 008 186, registered in New South Wales, with address at C/- Elliott House Pty Ltd, Suite 801, Level 8, 140 Arthur Street, North Sydney, New South Wales, Australia (“AUM”; the shares held by TM in AUM the “AUM Share”).

2.5	Med Group; Participation Companies

The Target Companies, TGBM and TCNM are herein collectively also referred to as the “Med Group” or the “Med Companies”, each a “Med Company”. AUM and ITV are herein collectively also referred to as the “Participation Companies”, each a “Participation Company”.

2.6	Business

The Med Group is active in the development, production, distribution, trade and maintenance of products of medical technology, such as operating tables, surgical and examination lights, supply units, video solutions and assistance systems. These activities as carried out by the Med Group on the date of this Agreement are herein referred to as the “Business”.

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2.7	Intra-Group Financing Agreements, TRUMPF Group Securities

2.7.1	TRUMPF has granted to certain of the Med Companies financing loans as listed in Schedule 2.7.1 (the “Intra-Group Financing Agreements”).

2.7.2
As of the date of this Agreement, TRUMPF or the Seller have granted the comfort letters, guarantees, indemnities or other securities listed in Schedule 2.7.2 in favour of the Med Companies (the “TRUMPF Group Securities”).

2.7.3	The Seller has granted to certain of the Participation Companies financing loans as listed in Schedule 2.7.3.

3.	Sale and Transfer

3.1	Shares

3.1.1	Sale of the Shares

a)	Sale to the Purchaser

Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells (verkauft) to the Purchaser:

aa)	a portion of ninety percent (90%) of the TM Limited Partnership Interest;

bb)	the TMK Share;

cc)	the TATM Share;

dd)	the TUSM Share; and

ee)	the TFRM Share.

The Purchaser hereby accepts all such sales. The Parties agree that the Purchaser has the right to request transfer of any of the Shares listed above under cc) to ee) to one or more directly or indirectly wholly owned Affiliates of the Purchaser Guarantor. The Purchaser has exercised such rights as provided for in Clause 3.1.2 below.

b)	Sale to the Co-Purchaser

Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells (verkauft) a portion of ten percent (10%) of the TM Limited Partnership Interest to the Co-Purchaser. The Co-Purchaser hereby accepts such sale.

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3.1.2	Transfer of the Shares

a)	TM Limited Partnership Interest

Subject to the cumulative conditions precedent (aufschiebende Bedingungen within the meaning of section 158 (1) German Civil Code (BGB)) of the fulfilment (or effective waiver) of the Closing Actions as set forth in Clause 9.2, the lapse of the Closing Date and the registration of the Purchaser and the Co-Purchaser as limited partners of TM and successors (Sonderrechtsnachfolger) of the Seller pertaining to the respective portion of the TM Limited Partnership Interest sold to them pursuant to Clause 3.1.1 in the commercial register of TM (the “Succession Registration”), the Seller hereby transfers (überträgt)

aa)	the portion of ninety percent (90%) of the TM Limited Partnership Interest referred to in Clause 3.1.1a)aa) to the Purchaser, and the Purchaser hereby accepts such transfer; and

bb)	the portion of ten percent (10%) of the TM Limited Partnership Interest referred to in Clause 3.1.1b) to the Co-Purchaser, and the Co-Purchaser hereby accepts such transfer.

The Seller and TMK have resolved a shareholders’ resolution of TM, a copy of which is attached to this Agreement as Schedule 3.1.2a) approving the sale and transfer of the Share in TM to the Purchaser and the Co-Purchaser according to this Clause 3.1.2a).

b)	TMK Share

Subject to the cumulative conditions precedent (aufschiebende Bedingung within the meaning of section 158 (1) German Civil Code (BGB)) of the fulfilment (or effective waiver) of the Closing Actions as set forth in Clause 9.2 and the lapse of the Closing Date, the Seller hereby transfers (überträgt) the TMK Share to the Purchaser. The Purchaser hereby accepts such transfer.

The Seller has resolved a shareholders’ resolution of TMK, a copy of which is attached to this Agreement as Schedule 3.1.2b),  approving the sale and transfer of the TMK Share to the Purchaser according to this Clause 3.1.2b).

c)	TATM Share

At Closing, the Seller will, subject to the condition precedent (aufschiebende Bedingung within the meaning of section 158 (1) German Civil Code (BGB)) of the fulfilment (or effective waiver) of the Closing Actions as set forth in Clause 9.2, enter into a purchase and transfer agreement substantially in the form as attached hereto as Schedule 3.1.2c)(i) under the laws of Austria to transfer the TATM Share subject only to the lapse of the Closing Date. The Purchaser will accept such transfer or ensure that a directly or indirectly wholly owned Affiliate of the Purchaser Guarantor to be nominated by Purchaser with written notice to the Seller until 15 July 2014 will accept such transfer.

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The Seller has resolved a shareholders’ resolution of TATM, a copy of which is attached to this Agreement as Schedule 3.1.2c)(ii),  approving the sale and transfer of the TATM Share to the Purchaser according to this Clause 3.1.2c).

d)	TUSM Share

At Closing, the Seller will, subject to the condition precedent (aufschiebende Bedingung within the meaning of section 158 (1) German Civil Code (BGB)) of the fulfilment (or effective waiver) of the Closing Actions as set forth in Clause 9.2, enter into a purchase and transfer agreement substantially in the form as attached hereto as Schedule 3.1.2d) under the laws of the US state of Delaware to transfer the TUSM Share subject only to the lapse of the Closing Date. The Purchaser will accept such transfer or ensure that a directly or indirectly wholly owned Affiliate of the Purchaser Guarantor to be nominated by Purchaser with written notice to the Seller until 15 July 2014 will accept such transfer.

e)	TFRM Share

At Closing, the Seller will, subject to the condition precedent (aufschiebende Bedingung within the meaning of section 158 (1) German Civil Code (BGB)) of the fulfilment (or effective waiver) of the Closing Actions as set forth in Clause 9.2, enter into a purchase and transfer agreement substantially in the form as attached hereto as Schedule 3.1.2e) under the laws of France to transfer the TFRM Share subject only to the lapse of the Closing Date. The Purchaser will accept such transfer or ensure that a directly or indirectly wholly owned Affiliate of the Purchaser Guarantor to be nominated by Purchaser with written notice to the Seller until 15 July 2014 will accept such transfer.

3.1.3	Ancillary rights

The sale and transfer of all Shares includes all ancillary rights (Nebenrechte) attached to the Shares, including the rights to (i) any profits of the current financial year and (ii) any profits of previous financial years which have not yet been distributed to the Seller on or prior to one Business Day prior to the Closing Date.

3.1.4	Priority of this Agreement

a)
The separate purchase and transfer agreements referred to in Clauses 3.1.2 (each a “Share Transfer Agreement”) are intended to implement the sale and transfer of the respective Shares contemplated by this Agreement and not to constitute or create additional obligations for any Party. In case of a conflict between this Agreement and a Share Transfer Agreement, this Agreement will prevail.

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b)
Except for its claim regarding the transfer of the respective Shares, the Purchaser and the Co-Purchaser will not, and will ensure that no directly or indirectly wholly owned Affiliate of the Purchaser Guarantor will, exercise any right or assert any claim arising from or in connection with the Share Transfer Agreements. The Purchaser will indemnify the Seller with regard to any such right or claim which may be exercised or asserted by the Purchaser, the Co-Purchaser or any directly or indirectly wholly owned Affiliate of the Purchaser Guarantor vis-à-vis the Seller, TRUMPF or any Affiliate of TRUMPF.

c)
Except for its claim regarding the transfer of the portion of ten percent (10%) of the TM Limited Partnership Interest referred to in Clause 3.1.1b), the Co-Purchaser will not exercise any right or assert any claim arising from or in connection with this Agreement. The Purchaser will indemnify the Seller with regard to any such right or claim which may be exercised or asserted by the Co-Purchaser vis-à-vis the Seller, TRUMPF or any Affiliate of TRUMPF.

d)
The Seller will not, and will ensure that TRUMPF or any Affiliate of TRUMPF will not, exercise any right or assert any claim arising from or in connection with the Share Transfer Agreements vis-à-vis the Purchaser, the Co-Purchaser or any directly or indirectly wholly owned Affiliate of the Purchaser Guarantor. The Seller will indemnify the Purchaser, the Co-Purchaser or any directly or indirectly wholly owned Affiliate of the Purchaser Guarantor with regard to any such right or claim which may be exercised or asserted by the Seller vis-à-vis the Purchaser or any of its subsidiaries.

3.2	Closing Intra-Group Payables

3.2.1	Status of payables under Intra-Group Financing Agreements; Definition of Closing Intra-Group Payables

Schedule 2.7.1 lists the payables owed by the Med Companies under the Intra-Group Financing Agreements showing the relevant creditor and debtor, the outstanding principal amounts, interest rates and amounts outstanding (including accrued but unpaid interest thereon) each as of 30 September 2014. The sum of all payables owed by the Med Companies under the Intra-Group Financing Agreements including accrued and unpaid interest thereon, all as at the Closing, are collectively referred to as the “Closing Intra-Group Payables”.

3.2.2	Sale

Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells (verkauft) to the Purchaser the Closing Intra-Group Payables and the Purchaser hereby accepts such sale.

3.2.3	Assignment

At Closing, the Seller will, subject to the condition precedent (aufschiebende Bedingung within the meaning of section 158 (1) German Civil Code (BGB)) of the fulfilment (or effective waiver of the Closing Actions as set forth in Clause 9.2 assign or ensure the assignment of the Closing Intra-Group Payables or, as the case may be, any portion thereof, by TRUMPF to the Purchaser or the directly or indirectly wholly owned Affiliates of the Purchaser Guarantor to be nominated by Purchaser with written notice to the Seller until 15 July 2014 on the basis of an assignment agreement substantially in the form as attached hereto as Schedule 3.2.3. The Purchaser will accept, and will ensure that the respective directly or indirectly wholly owned Affiliate of the Purchaser Guarantor will accept, such assignments.

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3.2.4	Discharging effect

The Parties agree that upon the effectiveness of such assignments, TRUMPF will be discharged from, and the Purchaser will indemnify TRUMPF from all obligations in respect of or in connection with the Closing Intra-Group Payables.

3.2.5	Consents

The Seller will ensure that prior to or at Closing the relevant Med Companies give their respective consents to such assignments referred to in Clause 3.2.3 as necessary to give legal effect to them.

4.	Total Purchase Price, payments

4.1	Share Purchase Price

The purchase price for the Shares (the “Share Purchase Price”) owed by the Purchaser to the Seller will be the aggregate of

a)	a fixed amount of EUR 187,000,000.00 (in words: one hundred and eighty seven million Euro) (the “Base Amount”);

b)	minus the Closing Financial Debt;

c)	plus the Closing Cash;

d)	plus or minus any amount by which the Closing Working Capital is higher or lower than EUR 64,500,000.00 (in words: sixty-four million and five hundred thousand Euro);

each such amount (other than the Base Amount) as determined in the Closing Accounts. The Share Purchase Price is allocated to the Shares as set out in Schedule 4.1.

4.2	Closing Intra-Group Payables Purchase Price

The consideration owed by the Purchaser to the Seller for the sale of the Closing Intra-Group Payables under this Agreement (the “Closing Intra-Group Payables Purchase Price”; the sum of the Share Purchase Price and the Closing Intra-Group Payables Purchase Price, the “Total Purchase Price”) will be an amount equal to the aggregate nominal amounts of all Closing Intra-Group Payables including interest accrued as of the Closing as determined in the Closing Accounts.

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4.3	Estimations

4.3.1	On the date of this Agreement, the Parties estimate that:

a)	the Closing Cash will amount to EUR 4,300,000.00 (the “Estimated Closing Cash”);

b)	the Closing Financial Debt will amount to EUR 98,000,000.00 (the “Estimated Closing Financial Debt”); and

c)	the Closing Intra-Group Payables will amount to the sum of EUR 66,600,000,00 and USD 14,500,000.00 (the “Estimated Closing Intra-Group Payables”).

4.3.2
If deemed appropriate by the Seller, the estimations set out in Clause 4.3.1 will be adjusted prior to Closing. In that case, the Seller will in good faith calculate new estimations and provide the new figures including details of their calculation to the Purchaser no later than ten (10) Business Days prior to the date when Closing will take place. For purposes of this Agreement, the figures set out in Clause 4.3.1 will be deemed replaced by the respective new figures.

4.4	Payment of the Preliminary Total Purchase Price

At Closing, the Purchaser will pay to the Seller an amount (the “Preliminary Total Purchase Price”) consisting of:

a)	the Base Amount;

b)	plus the Estimated Closing Cash;

c)	minus the Estimated Closing Financial Debt;

d)	plus the Estimated Closing Intra-Group Payables.

4.5	Final determination of the Total Purchase Price

4.5.1	Adjustment Amount

The Total Purchase Price will be considered finally determined if and when the Closing Accounts have become final and binding on the Parties. If, on the basis of the final and binding Closing Accounts,

a)
the Total Purchase Price is higher than the Preliminary Total Purchase Price, the Purchaser will pay to the Seller an amount equal to such excess together with interest accrued thereon pursuant to Clause 4.5.3; and

b)
the Total Purchase Price is lower than the Preliminary Total Purchase Price, the Seller will pay to the Purchaser an amount equal to such shortfall together with interest accrued thereon pursuant to Clause 4.5.3

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(any such amount to be paid by the Seller or by the Purchaser, but excluding interest thereon, the “Adjustment Amount”).

4.5.2	Due date for payment of Adjustment Amount

a)
If no Dispute Report is issued, the full Adjustment Amount and the interest accrued thereon will become due on the sixth Business Day after the Closing Accounts have become final and binding on the Parties in accordance with Clause 5.6.1.

b)	If a Dispute Report is issued,

aa)
such portion of the Adjustment Amount which can be calculated without taking the Disputed Items into consideration will, together with the interest accrued on such amount, become due on the sixth Business Day after the Draft Closing Accounts have become partially final and binding on the Parties in accordance with Clause 5.4.1,

bb)
upon agreement on any Disputed Items between the Seller and the Purchaser, such further portion of the Adjustment Amount which can be calculated without taking any still unresolved Disputed Items, if any, into consideration will, together with the interest accrued on such amount, become due on the sixth Business Day after the Parties have agreed on or the Neutral Expert has determined the relevant Disputed Item, as the case may be, and

cc)
the remaining portion of the Adjustment Amount, if any, and the interest accrued thereon will become due on the sixth Business Day after the Closing Accounts have become final and binding on the Parties in accordance with Clause 5.6.2 or Clause 5.6.3, as the case may be.

4.5.3	Interest on Adjustment Amount

The Adjustment Amount or the relevant portions of the Adjustment Amount, if any and as the case may be, will bear interest from (and including) the Closing Date up to (and including) the earlier of

a)	the due date for payment of the (i) Adjustment Amount pursuant to Clause 4.5.2a) or (ii) relevant portion of the Adjustment Amount pursuant to Clause 4.5.2b), as the case may be, and

b)	the date of the actual receipt by the respective Party of the (i) Adjustment Amount or (ii) relevant portion of the Adjustment Amount, as the case may be,

at a rate of 200 basis points per annum above EURIBOR.

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4.6	General rules for payments

4.6.1	Modes for payment

Any payments to be made under or in connection with this Agreement will be made in Euro, except for the payment pertaining to the portion of the Closing Intra-Group Payables denominated in United States Dollars, which will be made in United States Dollars (the “USD Payments”), and by wire transfer in immediately available funds, valued as of the relevant due date and free of any bank and other charges.

4.6.2	Bank accounts

a)	Seller

Any payments to the Seller under or in connection with this Agreement, except for the USD Payments, will be made into the following bank account:

Account Holder:	TRUMPF International Beteiligungs-GmbH
Bank:	BW-Bank / Stuttgart
BIC (SWIFT):	SOLADEST600
IBAN:	DE44 6005 0101 0002 9294 40

The USD Payments will be made into the following bank account:

Account Holder:	TRUMPF International Beteiligungs-GmbH
Bank:	BW-Bank / Stuttgart
BIC (SWIFT):	SOLADEST600
IBAN:	DE56 6005 0101 7482 1136 42

b)	Purchaser

Any payments to the Purchaser under or in connection with this Agreement will be made into the following bank account:

Account Holder:	Hill-Rom Holdings Netherlands B.V.
Bank:	JPMorgan Chase, Amsterdam
BIC (SWIFT):	CHASNL2X
IBAN:	NL26CHAS0209980168

4.6.3	Payment confirmations

The Seller will instruct its bank to confirm the credit entry of the Preliminary Total Purchase Price by telefax with copy to the Purchaser and the acting notary. The Seller and the Purchaser will instruct their bank to confirm the credit entry of any other payment made in accordance with this Agreement by telefax with copy to the respective other Party.

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4.6.4	Default interest

a)
If any Party fails to pay any amount payable by it under or in connection with this Agreement on its due date, such Party will be in default from the respective due date without further notice being required. Interest will accrue on the unpaid amount as provided for by Section 288 German Civil Code (BGB).

b)	Any interest accruing pursuant to this Clause 4.6.4 will be payable on demand by the Party that is entitled to such interest.

4.6.5	Calculation of interest

Any interest payable under this Agreement will be calculated on the basis of the actual number of days elapsed and a year of 360 days.

4.6.6	Impact of payments on the Total Purchase Price

If any payment (other than the payment of the Preliminary Total Purchase Price and the Adjustment Amount) or other performance is made by the Seller to the Purchaser or by the Purchaser to the Seller in respect of any claim under or in connection with this Agreement, the payment, or in case of other performance its financial value, will be treated as a correction of the Total Purchase Price paid.

4.6.7	No netting

The Purchaser is not entitled to

a)
set-off any rights and claims it may have against the Seller, TRUMPF or any Affiliate of TRUMPF against any rights or claims which the Seller, TRUMPF or any Affiliate of TRUMPF may have under or in connection with this Agreement or otherwise, or

b)	refuse to perform any obligation it may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht),

unless the rights or claims of the Purchaser have been acknowledged in writing by the Seller or have been confirmed by final decision of a competent court (Gericht) or a competent arbitration panel (Schiedsgericht).

4.6.8	VAT

The Parties are of the opinion that the transactions contemplated by this Agreement qualify as a transfer of an entire business (Geschäftsveräußerung im Ganzen) within the meaning of section 1 (1a) VATA and are, therefore, not subject to VAT. Otherwise, the Parties agree that the transfer shall be treated as tax exempt in accordance with section 4 no. 8 lit. f) VATA and the Seller shall not opt for VAT pursuant to section 9 VATA.

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5.	Closing Accounts

5.1	Form and Content

Pursuant to and in accordance with the provisions of this Clause 5, a pro forma consolidated balance sheet and a profit and loss statement of the Med Companies will be drawn up as of the Closing Date and will become final and binding between the Parties for the purpose of the determination of the Total Purchase Price as set forth in Clause 5.6 (such final and binding results the “Closing Accounts”). The Participation Companies will be included in the Closing Accounts at cost. The Closing Accounts will be accompanied by a summary in the format attached as Schedule 5.1 listing the specific line items required to determine the Cash, the Financial Debt, the Working Capital and the Closing Intra-Group Payables, all as per the Closing Date and as defined in this Agreement.

5.2	Accounting Policies

5.2.1	The Closing Accounts will be prepared and consolidated in accordance with:

a)	the accounting and consolidation principles generally accepted in Germany under the German Commercial Code (Handelsgesetzbuch), applied consistently with past practice;

b)	to the extent not inconsistent with Sub-Clause a) , the policies, procedures and practices set forth in Schedule 5.2.1b) ;

c)
to the extent not inconsistent with Sub-Clause a) and b), the accounting and consolidation policies, procedures and practices adopted in the Reference Consolidated Financial Statements, applied consistently with past practice.

5.2.2	The Closing Accounts will be prepared on a going-concern basis disregarding the transactions contemplated in this Agreement.

5.2.3
The individual accounts (the “Individual Accounts”) of each Med Company, which will consist of the respective group reporting package (HBII) established for the consolidation into the Closing Accounts on the basis of financial statements drawn-up in accordance with the applicable local standards and requirements (HBI), will be prepared in accordance with:

a)	the accounting principles generally accepted in Germany under the German Commercial Code (Handelsgesetzbuch), applied consistently with past practice;

b)	to the extent not inconsistent with Sub-Clause a), the policies, procedures and practices set forth in Schedule 5.2.1b);

c)
to the extent not inconsistent with Sub-Clauses a) and b) , the accounting and consolidation policies, procedures and practices adopted in the Financial Statements, applied consistently with past practice.

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5.2.4	The Individual Accounts of each Med Company which will be consolidated into the Closing Accounts will be prepared on a going-concern basis disregarding the transactions contemplated in this Agreement.

5.2.5
The applicable currency exchange rate for the amounts set forth in the Individual Accounts in currencies other than Euro will be the mean between the respective offer rate and selling rate as published by the Deutsche Bank AG website “https://www.db-markets.com/#fx_rates/db_fixings” for the Business Day immediately preceding the Closing Date.

5.3	Preparation

5.3.1
The Med Companies will prepare a draft of the Individual Accounts as of the Closing Date within twelve (12) Business Days after the Closing Date and transmit such Individual Accounts to the local auditors determined by the Seller (the “Local Auditors”). The Seller will ensure that the Local Auditors will audit and, in the case of TMK and TATM, review the Individual Accounts within twelve (12) Business Days following receipt of the Individual Accounts and the Purchaser will ensure that the Med Companies will provide all reasonable assistance necessary for the audit and review of the Individual Accounts, in particular make available all appropriate documentation and allow all appropriate communication between the relevant Med Company’s employees and the Local Auditors. The Local Auditors will present to the Seller and, based on a non-reliance letter, to the Purchaser the Individual Accounts together with their opinion without undue delay after the lapse of the audit and review period and their opinion will disclose any amendments to the Individual Accounts the Local Auditors believe to be required.

5.3.2
Following the receipt of all Individual Accounts with the respective opinions from all Local Auditors, the Seller will prepare a draft of the Closing Accounts (the “Draft Closing Accounts”) within twelve (12) Business Days and submit the Draft Closing Accounts to the Purchaser and Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft. The Seller will ensure that Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft will audit the Draft Closing Accounts within twelve (12) Business Days following receipt of the draft and the Purchaser will ensure that the Med Companies will provide all reasonable assistance necessary for the audit of the Draft Closing Accounts, in particular make available all appropriate documentation and allow all appropriate communication between the relevant Med Company’s employees and Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft. Immediately following the receipt of the audited Draft Closing Accounts, the Seller will submit the audited Draft Closing Accounts together with the Seller’s ERP position plan1 and the Individual Accounts including the respective Local Auditors’ opinions to the Purchaser.

1	ERP position plan means the accounting details of relevant balance sheet items prepared according to past practice.

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5.4	Dispute Resolution

5.4.1	Dispute Period and Dispute Report

Within twenty (20) Business Days after receipt of the Draft Closing Accounts (the “Dispute Period”), the Purchaser may raise against the Seller in reasonable detail any objections against specified items of the Draft Closing Accounts, substantiating the higher or lower value which in the Purchaser’s opinion should be allocated to each item in dispute (the “Dispute Report”). Any item validly objected to by the Purchaser in accordance with this Clause 5.4.1 will hereinafter be referred to as “Disputed Item”. If and to the extent the Purchaser does not state its objections in accordance with the requirements of Clause 5.4.1, the Draft Closing Accounts will with the expiration of the Dispute Period become final and binding between the Parties.

5.4.2	Appointment of Neutral Expert

a)
The Seller and the Purchaser will use their best efforts to resolve any Disputed Item within twenty (20) Business Days following the receipt by the Seller of the Dispute Report. Any Disputed Item not resolved within such period will be submitted by the Seller or the Purchaser to an expert arbitrator (Schiedsgutachter) (the “Neutral Expert”). The Parties agree that Warth & Klein Grant Thornton GmbH & Co. KG Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, will be appointed as Neutral Expert. If Warth & Klein Grant Thornton GmbH & Co. KG Wirtschaftsprüfungsgesellschaft becomes unavailable, the Seller and the Purchaser will agree on another accounting firm of international standing to be appointed as Neutral Expert. If the Seller and the Purchaser are unable to agree on such accounting firm within fifteen (15) Business Days after it appears that Warth & Klein Grant Thornton GmbH & Co. KG Wirtschaftsprüfungsgesellschaft becomes unavailable, the Neutral Expert will be appointed by the German Institute of Public Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.).

b)
The Neutral Expert will determine the Disputed Items by way of a binding expert opinion pursuant to section 317 (1) German Civil Code (BGB). In rendering its decision, the Neutral Expert will consider only the Disputed Items and, with respect to each such Disputed Item, will stay within the range of the values allocated to it by the Purchaser and the Seller. The Seller and the Purchaser will co-operate with the Neutral Expert and comply with its reasonable requests made in connection with the carrying out of its duties. The Seller and the Purchaser will instruct the Neutral Expert to deliver to the Seller and the Purchaser as promptly as practicable its determination of the Disputed Items stating the reasons for its decision. The reasons will specifically address the controversial arguments brought forward by the Seller and the Purchaser with respect to each Disputed Item. Such determination of the Neutral Expert will be final and binding on the Parties but subject to the qualifications set forth in section 319 German Civil Code (BGB) or any obvious calculation errors.

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c)	The costs and expenses of the Neutral Expert will be shared between the Seller and the Purchaser in proportion to their respective success and defeat as determined by the Neutral Expert.

5.5	Co-operation

The Seller and the Purchaser will co-operate with each other and, if applicable, with the Neutral Expert, with regard to the preparation, review, agreement and determination of the (Draft) Closing Accounts and will, subject to reasonable notice, make available free of charge during normal office hours to the relevant other Party and its representatives and accountants and to the Neutral Expert all books and records as the other Party or the Neutral Expert may reasonably require.

5.6	Finalisation

The Draft Closing Accounts will become final and binding between the Parties for the purpose of determining the Total Purchase Price and will be the Closing Accounts:

5.6.1	if no Dispute Report is issued: upon the expiration of the Dispute Period or upon earlier confirmation of the Purchaser of its agreement with the Draft Closing Accounts;

5.6.2	if a Dispute Report is issued but the Seller and the Purchaser have resolved all Disputed Items without involving a Neutral Expert: upon such resolution in the form as amended by such resolution;

5.6.3	if a Neutral Expert has been involved: upon determination of the Disputed Items by the Neutral Expert in the form of such determination.

6.	Fulfilment of the Closing Conditions

6.1	Closing Conditions

The Seller and the Purchaser will only be obliged to perform the Closing Actions and to effect the Closing if the following Closing Conditions have been either fulfilled or waived in accordance with Clause 6.2:

6.1.1
All merger control filings in the jurisdictions listed in Schedule 6.1.1 where such merger control filings are mandatory have been made, all approvals by the competent merger control authorities in such jurisdictions have been obtained or are deemed to have been obtained and all applicable waiting periods have expired or otherwise terminated with respect to the transactions contemplated by this Agreement.

6.1.2
The TCNM Share has been validly transferred from TSI to TM, as evidenced by (i) the approval letter and the amended Certificate of Approval for the Establishment of Enterprise with Foreign Investment in China, each issued by Taicang Bureau of Commerce and (ii) the amended Business License of TCNM issued by Taicang Administration for Industry and Commerce.

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6.2	Waiver of Closing Conditions

6.2.1
Save for restrictions under mandatory law (e.g., Section 41 (1) German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen)), the Parties are entitled to jointly waive the Closing Conditions in whole or in part by notice in writing or telefax to the acting notary expressly stating that the respective Closing Condition is being waived.

6.2.2
The waiver will have the effect of eliminating the Closing Condition as a requirement for the obligation to perform the relevant Closing Action and to effect the Closing, but will not limit or prejudice any rights or claims any Party may have due to the non-fulfilment of the Closing Condition.

6.3	Obligation to fulfil the Closing Conditions

6.3.1	Co-operation

The Parties will cooperate and provide each other with all documents, information and assistance necessary to fulfil the Closing Conditions.

6.3.2	Merger filings

The Purchaser will be responsible for obtaining the merger control clearances according to Clause 6.1.1. The Purchaser will take all actions necessary – and/or avoid actions with negative effect – in order to ensure that the Closing Condition under Clause 6.1.1 is fulfilled as soon as possible and in any event prior to the Cut-Off Date and will keep the Seller fully informed. The Purchaser will in particular

a)
duly file the necessary notifications with the competent merger authorities immediately after the date of this Agreement, in no event later than ten (10) Business Days as from (and including) the date of this Agreement; and

b)	provide the Seller with copies of all communication with the relevant authorities without undue delay (unverzüglich).

If the relevant merger control authorities are only prepared to grant their approval subject to compliance with specific conditions or obligations to be imposed upon the Purchaser, the Purchaser will accept such imposition unless the acceptance would cause unreasonable commercial hardship (wirtschaftliche Unzumutbarkeit) for the Purchaser.

6.3.3	Proceedings with Chinese authorities pertaining to the transfer of TCNM Share

The Seller will be responsible for obtaining the documents referred to in Clause 6.1.2 (i) and (ii). The Seller will take all actions necessary – and/or avoid actions with negative effect – in order to ensure that the Closing Condition under Clause 6.1.2 is fulfilled as soon as possible and in any event prior to the Cut-Off Date and will keep the Purchaser fully informed. The Seller has made the necessary filings with the competent authorities prior to the date of this Agreement and will provide the Purchaser with copies of all communication with the relevant authorities without undue delay (unverzüglich).

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6.3.4	Notifications

The Purchaser will notify the Seller of the fulfilment of the Closing Condition pursuant to Clause 6.1.1 without undue delay (unverzüglich) and will provide the Seller with copies of the documents evidencing such fulfilment. The Seller will notify the Purchaser of the fulfilment of the Closing Condition pursuant to Clause 6.1.2 without undue delay (unverzüglich) and will provide the Purchaser with copies of the documents evidencing such fulfilment.

7.	Period prior to Closing

7.1	Activities of the Med Companies

7.1.1
Between the date of this Agreement and the Closing, the Seller will ensure that each Med Company will carry on its business as a going concern in the ordinary course of business as carried out prior to the date of this Agreement.

7.1.2
Without prejudice to the generality of Clause 7.1.1, between the date of this Agreement and the Closing, the Seller will ensure that, unless in each case of this Clause 7.1 expressly permitted by or provided for in this Agreement, no Med Company will take any of the following actions without the prior consent of the Purchaser, which must not be unreasonably withheld:

a)
enter into or amend any agreement or incur any commitment other than agreements with suppliers and customers and other than agreements in the ordinary course of business which (i) is not capable of being terminated by the Med Company concerned without compensation at any time with six months’ notice or less or (ii) involves or may involve total annual expenditure in excess of EUR 200,000.00, exclusive of VAT, or (iii) would qualify as a Material Agreement according to Clause 10.14.1 a), e), f) and g) or terminate a Material Agreement according to Clause 10.14.1 c), d) and h) other than for cause;

b)
(i) enter into or amend or terminate (other than for cause) any framework agreement with customers with an expected annual turnover of EUR 1,000,000.00 or more, exclusive of VAT or (ii) enter into or amend any framework agreement with suppliers which (x) is not capable of being terminated by the Med Company concerned without compensation at any time with 6 (six) months’ notice or less and (y) involves or is expected to involve a total annual expenditure in excess of EUR 500,000.00, exclusive of VAT; it being understood that a framework agreement in the context of this subclause is any agreement allowing the respective customer to call for the delivery of products within a certain timeframe exceeding one (1) year;

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c)	acquire or dispose of any fixed asset or amend any agreement to do so, in each case involving consideration, expenditure or liabilities in excess of EUR 200,000.00, exclusive of VAT;

d)	acquire or dispose of any share, shares or other interest in any company, partnership or other venture;

e)	amend, to any material extent, any of the terms on which goods, facilities or services are supplied;

f)	save as required by law or applicable collective bargaining agreements or other than in line with past practice:

aa)	make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee; or

bb)	provide or agree to provide any gratuitous payment or other benefit to any Senior Employee or any of his/her relatives;

cc)	terminate the employment of any Senior Employee other than for cause;

dd)
enter into any material works agreement (Betriebsvereinbarung), except for any works agreement which will be concluded in the context of the reorganisation of the research and development department of TM;

g)	introduce any new non-mandatory or non-governmental pension or other retirement benefit scheme;

h)	increase the number of full time equivalent of employees (including the Senior Employees other than Officers) of the Med Companies above 725; or

i)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any encumbrance over any of its assets;

provided that prior to the fulfilment of the Closing Condition pursuant to Clause 6.1.1, such consent will not be required with respect to any of the actions to the extent such actions are in accordance with the ordinary course of business of the Med Group.

7.2	Activities of the Seller

Between the date of this Agreement and Closing, the Seller will

a)	ensure that no shareholders’ resolution is approved regarding:

aa)	a liquidation of any Med Company;

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bb)	an amendment to the articles of association of any Med Company or any other constitutional corporate document;

cc)	a transformation (Umwandlung) within the meaning of the German Reorganisation Act (Umwandlungsgesetz) or a comparable act applicable in the relevant jurisdiction involving a Med Company;

dd)
any declaration, making or payment of any dividend or other distribution of income, except for withdrawals of the Seller from the loan account (Darlehenskonto) of the Seller at TM refinanced through increasing the amount of the Closing Intra-Group Payables (being understood that the Purchaser shall agree on a withdrawal without such refinancing if the cash positions of the Med Company allow for it);

b)	object to any shareholders’ resolution of any Participation Company regarding any of the measures referred to in Sub-Clause a);

c)	not sell, transfer, create any encumbrances on, or otherwise dispose over, any Shares, or grant any rights to purchase or otherwise become the legal or commercial owner of any Shares;

d)
not enter, and will ensure that neither TRUMPF nor any Affiliate of TRUMPF will enter, into any agreement or other transaction or arrangement with any Med Company or Participation Company, other than agreements pertaining to the supply of goods and services (Lieferungen und Leistungen) in the ordinary course of business, in each case involving consideration, expenditure or liabilities in excess of EUR 50,000.00, exclusive of VAT;

unless in each case of this Clause 7.2 expressly permitted or provided for in this Agreement or with the consent of the Purchaser, which shall not be unreasonably withheld or delayed.

7.3	Release of the TRUMPF Group Securities

7.3.1
The Purchaser will ensure that the Seller, TRUMPF and the Affiliates of TRUMPF are completely released from the TRUMPF Group Securities and will for this purpose replace the TRUMPF Group Securities prior to or at Closing.

7.3.2	To the extent that the Seller, TRUMPF or any Affiliate of TRUMPF will not have been released from the TRUMPF Group Securities in accordance with Clause 7.3.1 by Closing, the Purchaser:

a)
will provide prior to or at Closing one or more unconditional bank guarantees for the benefit of the Seller, TRUMPF or the respective Affiliate of TRUMPF issued by a Standard & Poor’s AA or better ranked bank of international standing and payable upon first demand, substantially in the form as attached as Schedule 7.3.2, in an aggregate amount equal to the aggregate amount of the outstanding obligations secured by those of the

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TRUMPF Group Securities from which the Seller, TRUMPF or the respective Affiliate of TRUMPF have not been released by Closing; and

b)	will use its best endeavours to ensure a release of the Seller, TRUMPF or the respective Affiliate of TRUMPF from such TRUMPF Group Securities as soon as reasonably practical after Closing.

7.3.3
In relation to each bank guarantee provided to the Seller, TRUMPF or any Affiliate of TRUMPF according to Clause 7.3.2 and in case that TRUMPF Group Securities secured by such bank guarantee have been released, the Seller shall or will, as the case may be, ensure that TRUMPF or the Affiliate of TRUMPF who is the addressee of that bank guarantee shall, release such amounts from the respective bank guarantee which exceed the aggregate amount of TRUMPF Group Securities secured by such bank guarantee.

7.4	Termination of service agreements

The Seller will ensure that the service agreements between the Med Companies on the one hand and the Seller, TRUMPF or an Affiliate of TRUMPF on the other hand (which are listed in Schedule 7.4) will be terminated with commercial effect as of Closing, such termination agreements to contain a reciprocal waiver of all claims and obligations of the parties under the respective service agreements with the exception of payment claims for services rendered until Closing. The Purchaser is aware that as of Closing, the Med Companies will have to obtain the relevant services from other service providers.

8.	Right to withdraw

8.1	Prerequisites of right to withdraw

8.1.1
If the Closing Conditions have not been fulfilled or waived by 2 December 2014, or such other date as mutually agreed in writing between the Seller and the Purchaser (the “Cut-Off Date”), or if it turns out that a Closing Condition can definitely not be fulfilled, the Seller and the Purchaser may withdraw from this Agreement (Rücktritt) without prior notice (ohne Einhaltung einer Frist). The Purchaser’s right to withdraw is subject to the Purchaser providing evidence to the Seller that the Purchaser has fully complied with its obligations under Clause 6.3.2. The Seller’s right to withdraw is subject to the Seller providing evidence to the Purchaser that the Seller has fully complied with its obligations under Clause 6.3.3.

8.1.2
The Seller will also be entitled to withdraw from this Agreement (Rücktritt) without prior notice (ohne Einhaltung einer Frist) if the Purchaser has failed to duly file the necessary notifications with the competent merger authorities referred to in Clause 6.3.2 within fifteen (15) Business Days as from (and including) the date of this Agreement.

8.1.3	The right to withdraw may be exercised by either the Seller or the Purchaser by sending a written notice of withdrawal to the respective other Party (Purchaser or Seller, as the case may be).

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8.2	Consequences of withdrawal

8.2.1	Limitation of liability

If a Party withdraws from this Agreement, such withdrawal will be – as a general rule – without any liability of the withdrawing Party (or any shareholder, Officer, employee, agent, consultant, adviser or representative of the Parties). However, the limitation of liability set out in the preceding sentence will not apply and the Parties will be liable for willful misconduct (Vorsatz).

8.2.2	Legal consequences

a)
Without prejudice (unbeschadet) to the foregoing, any Party will be entitled – besides having the right to withdraw from this Agreement – to demand compensation of its damages (Schadensersatz) and/or to exercise any other contractual or statutory right.

b)
In case of a valid withdrawal, this Agreement will be terminated and unwound in accordance with sections 346 et seqq. German Civil Code (BGB); all rights and obligations under this Agreement will cease to exist, except that this Clause 8.2, 17, 20 and 22.6 will survive and remain in full force and effect.

9.	Closing

9.1	Closing, Closing Date

Closing will take place at the offices of Gleiss Lutz, Lautenschlagerstraße 21, 70173 Stuttgart, Germany, at 10 a.m. CE[S]T on the later of

a)	1 July 2014 and

b)
the first Business Day of the month that follows the month in which the Closing Conditions referred to in Clauses 6.1.1 and 6.1.2 have been either fulfilled or duly waived, provided, however, that the Closing Conditions have been either fulfilled or duly waived prior to or on the fifth Business Day preceding such day, or otherwise on the first Business Day of the following month in which the Closing Conditions have been so timely met or at such other place and/or time as the Seller and the Purchaser mutually agree in writing. The end of the last calendar day of the month prior to Closing taking place will herein be referred to as the “Closing Date”.

9.2	Closing Actions

At the date and place set forth in Clause 9.1, the Seller and the Purchaser will perform contemporaneously the following Closing Actions (the “Closing Actions”):

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9.2.1	Purchaser’s Closing Actions

a)	The Purchaser will pay the Preliminary Total Purchase Price to the Seller in accordance with this Agreement.

b)
The Purchaser will deliver reasonably acceptable evidence for the Seller of the release of the TRUMPF Group Securities in accordance with Clause 7.3.1 and/or, to the extent there was no such release, one or more bank guarantees in accordance with Clause 7.3.2.

9.2.2	Seller’s and Purchaser’s Closing Actions

a)
The Seller, TMK, the Purchaser and the Co-Purchaser will execute the application to the commercial register to effect the Succession Registration in due form and hand it over to the certifying notary with the irrevocable instruction to submit it to the commercial register without undue delay after Closing has been completed.

b)
The Seller and the Purchaser or the directly or indirectly wholly owned Affiliate of the Purchaser Guarantor nominated by Purchaser according to Clause 3.1.2c) will sign and execute the purchase and transfer agreement regarding TATM as set forth in Clause 3.1.2c) and implement any further action contemplated thereunder or otherwise necessary or expedient to effect the immediate transfer of the Shares in TATM from Seller to the Purchaser or the directly or indirectly wholly owned Affiliate of the Purchaser Guarantor nominated by Purchaser according to Clause 3.1.2c).

c)
The Seller and the Purchaser or the directly or indirectly wholly owned Affiliate of the Purchaser Guarantor nominated by Purchaser according to Clause 3.1.2d) will sign and execute the purchase and transfer agreement regarding TUSM as set forth in Clause 3.1.2d) and implement any further action contemplated thereunder or otherwise necessary or expedient to effect the immediate transfer of the Shares in TUSM from the Seller to the Purchaser  or the directly or indirectly wholly owned Affiliate of the Purchaser Guarantor nominated by Purchaser according to Clause 3.1.2d).

d)
The Seller and the Purchaser or the directly or indirectly wholly owned Affiliate of the Purchaser Guarantor nominated by Purchaser according to Clause 3.1.2e) will sign and execute the purchase and transfer agreement regarding TFRM as set forth in Clause 3.1.2e) and implement any further action contemplated thereunder or otherwise necessary or expedient to effect the immediate transfer of the Shares in TFRM from the Seller to the Purchaser  or the directly or indirectly wholly owned Affiliate of the Purchaser Guarantor nominated by Purchaser according to Clause 3.1.2e).

e)
TRUMPF (represented by the Seller on the basis of a power of attorney), TM and the Purchaser and/or one or two directly or indirectly wholly owned Affiliate or Affiliates of the Purchaser Guarantor nominated by Purchaser according to Clause 3.2.3 will sign and execute the assignment agreement regarding the Closing Intra-Group Payables as specified in Clause 3.2.3.

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f)	The Seller and TM will sign and execute the Transitional Services Agreement (as defined in Clause 16.1 below).

g)	TRUMPF (represented by the Seller on the basis of a power of attorney) and TM will sign and execute the Trademark License Agreements (as defined Clause 16.2.2 below).

h)	TRUMPF (represented by the Seller on the basis of a power of attorney) and TM will sign and execute the Non-TruName Trademark Transfer Agreement (as defined Clause 16.3 below).

9.3	Waiver of Closing Actions

9.3.1	The Seller is entitled to waive each of the Closing Actions set forth in Clause 9.2.1 in whole or in part at any time prior to the occurrence of Closing by written notice to the Purchaser.

9.3.2
The Purchaser and the Seller are entitled to jointly waive each of the Closing Actions set forth in Clause 9.2.2 in whole or in part at any time prior to the occurrence of Closing by signing a joint written confirmation.

9.3.3
The waiver will have the effect of eliminating the requirement that the relevant Closing Action must be performed at Closing and will not limit or prejudice any rights or claims any Party may have due to the non-performance of any Closing Action.

9.4	Closing Memorandum

9.4.1
After all Closing Actions have been performed or waived, the Seller, the Purchaser and the Co-Purchaser will confirm in a written document, to be jointly executed (at least in duplicate) substantially in the form of the draft attached as Schedule 9.4.1 (the “Closing Memorandum”), that all Closing Actions have been performed or waived and that Closing is completed.

9.4.2
The executed Closing Memorandum will serve as evidence that Closing is completed. The execution of the Closing Memorandum will not limit or prejudice the rights of the Parties arising under or in connection with this Agreement or under applicable law.

9.5	Co-ordination with commercial register of TM

The Seller, the Purchaser and the Co-Purchaser will use their best efforts to effect the Succession Registration in due course following the Closing Date.

10.	Seller’s representations

10.1	General

The Seller makes the following representations and warranties vis-à-vis the Purchaser (each a “Warranty” and collectively the “Warranties”) subject to the following provisions:

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a)	the Warranties are in each case made by way of an independent guarantee (selbstständiges Schuldversprechen) within the meaning of section 311 (1) German Civil Code;

b)	the Warranties are made as of the date of this Agreement and/or as of such other date as is expressly stated in the respective Warranty;

c)	where a Warranty is restricted to “Seller’s Knowledge”, Seller’s Knowledge exclusively means the actual positive knowledge of the individuals listed in Schedule 10.1c);

d)	the Warranties are made only within the scope of and subject to the limitations, rights and remedies set forth in Clause 11 which constitute an integral part of the Warranties;

e)
the Warranties do not constitute an agreement on a certain condition (Beschaffenheitsvereinbarung) within the meaning of section 434 German Civil Code or a guarantee of quality concerning a condition (Beschaffenheitsgarantie) within the meaning of section 443 German Civil Code.

10.2	Authorisation of the Seller

10.2.1	Status

As at the date of this Agreement and at Closing, the Seller is duly established and validly existing as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany.

10.2.2	No insolvency

The Seller is not over-indebted, unable to pay its debts when they become due (zahlungsunfähig), insolvent or subject to any insolvency proceedings. No circumstances exist that would require or justify the opening of or a petition for the opening of such proceedings.

10.2.3	Due Authorisation

As at the date of this Agreement and at Closing, the Seller has the power, authority and capacity to execute and perform this Agreement and the transactions contemplated herein. All necessary corporate action has been taken and all necessary consents have been obtained with regard to the execution and performance of this Agreement and the transactions contemplated herein by the Seller other than the approval or clearance by the merger control authorities referred to in Clause 6.1.1 and the transfer of TCNM Share from TSI to TM referred to in Clause 6.1.2.

10.2.4	Legal, valid and binding obligations

As at the date of this Agreement and at Closing, this Agreement has been duly executed on behalf of the Seller and constitutes legal, valid and binding obligations of the Seller which are enforceable under German law in accordance with their terms.

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10.2.5	No interference

No legal or administrative proceedings are pending or, to the Seller’s Knowledge, threatened against or affecting the Seller before any court, arbitrator or governmental authority which could in any manner materially affect the execution or performance of this Agreement or the transactions contemplated herein. No circumstances exist that could give, from an objective point of view, rise to any of the foregoing.

10.3	Shares

As at the date of this Agreement and, without prejudice to the last sentence of Clause 10.3.2, at Closing:

10.3.1
The Shares, the TGBM Share, the TCNM Share, the ITV Share and the AUM Share have been legally and validly issued and are fully paid up and free of additional payment obligations (Nachschusspflichten). The issued share capital of the Med Companies has not been repaid or otherwise distributed to their shareholders or their Affiliates. The issued share capital of the Participation Companies has not been repaid or otherwise distributed to the Seller or an Affiliate of the Seller.

10.3.2
The Seller is the sole legal and economic owner of the Shares. TMK is the sole legal and economic owner of the TM General Partner’s Interest. TM is the sole legal and economic owner of the TGBM Share, the ITV Share and the AUM Share. At the date of this Agreement, TSI is the sole legal and economic owner of the TCNM Share; at the Closing, and unless there has been a waiver pertaining to the Closing condition contained in Clause 6.1.2, TM is the sole legal and economic owner of the TCNM Share.

10.3.3
The Shares, the TM General Partner’s Interest, the TGBM Share and the TCNM Share are free of encumbrances and other third party rights affecting the legal title of their respective owners and not subject to any restrictions in respect of the sale or transfer pursuant to Clause 3.1, except as set forth in this Agreement.

10.3.4
No Med Company nor, at the date of this Agreement and to the Seller’s Knowledge, any Participation Company is party to any agreement relating to the acquisition or sale of any participation in another Legal Entity or any business (Betrieb) other than agreements where the main obligations (Hauptleistungspflichten) have been fully performed by all parties thereto.

10.4	Corporate status

As at the date of this Agreement and at Closing:

10.4.1	The information on the Target Companies and the Shares contained in Clauses 2.1 and 2.2 is correct.

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10.4.2
Each Med Company and each Participation Company is duly organized and validly existing under the laws of the jurisdiction in which it was organized. Each Med Company and to the Seller’s Knowledge each Participation Company (i) is qualified to do business and (where such concept applies) in good corporate standing in each jurisdiction where the conduct of its business requires it to be so qualified and (ii) holds all requisite corporate power and authority to carry on its business operations as they are now being conducted.

10.4.3
Under the applicable insolvency laws, no Med Company is over-indebted (überschuldet) or unable to pay its debts when they become due (zahlungsunfähig). No circumstances exist that would require or justify the opening of, or a petition for the opening of, insolvency proceedings in respect of any Med Company or their assets.

10.4.4
Schedule 10.4.4 contains a true and accurate list of the articles of association, partnership agreements or shareholders agreements, as the case may be, of the Participation Companies a Med Company is party to.

10.4.5
Except for amendments to the agreements in relation to the transfer of the ITV Share and the AUM Share to TM, at the Med Companies and to the Seller’s Knowledge at the Participation Companies, there are no shareholders resolutions pertaining to (i) their dissolution, (ii) changes of the partnership agreements or the articles of association, (iii) capital increases or decreases, (iv) measures according to the German Reorganisation Act (Umwandlungsgesetz) or equivalent provisions under applicable foreign law, or (v) enterprise agreements (Unternehmensverträge) within in the meaning of Sec. 291 and 292 German Stock Corporation Act (Aktiengesetz – “AktG”) or equivalent provisions under applicable foreign law which must be entered in the commercial register or similar registers and which have not yet been registered.

10.4.6
No Med Company and to the Seller's Knowledge no Participation Company has entered into any agreements regarding (i) corporate silent partnerships (Verträge über stille Gesellschaften) or (ii) corporate management of operations (gesellschaftsrechtliche Betriebsführungsverträge).

10.5	Closing Intra-Group Payables

As at the Closing, TRUMPF is the sole owner of the Closing Intra-Group Payables. The Seller does not assume any liability with respect to the recoverability or repayability of the Closing Intra-Group Payables or any claims in connection with the Closing Intra-Group Payables.

10.6	Financial Statements

10.6.1	The Seller has delivered to the Purchaser:

a)
with respect to the Med Companies, the individual group reporting packages (HBII) prepared for the consolidation into the TRUMPF group accounts (Konzernabschluss) for the financial year ending on 30 June 2013 (the “Financial Statements”); and

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b)
with respect to the Med Group, the internal consolidated financial statements (fully consolidating the Med Companies and consolidating the Participation Companies at cost) for the financial year ending on 30 June 2013 (the “Reference Consolidated Financial Statements”).

10.6.2
The Financial Statements have been drawn up in accordance with the standards provided for by Clause 5.2.3 and the Reference Consolidated Financial Statements have been drawn up in accordance with the standards provided for by Clause 5.2.1. The foregoing accounting principles were applied in all material respects consistently as in previous years unless otherwise required by changes of the generally accepted accounting principles or disclosed or noted in the Financial Statements or the Reference Consolidated Financial Statements, as the case may be.

10.6.3
For the purpose of consolidation into the TRUMPF group accounts (Konzernabschluss), the Financial Statements of TM, TFRM and TGBM were audited by the respective auditors disclosed in such Financial Statements which issued an unqualified opinion thereon (uneingeschränkter Bestätigungsvermerk) and the Financial Statements of TUSM and TCNM were subject to a limited review by the respective auditors which review did not lead to any objections. The Reference Consolidated Financial Statements were subject to a limited review (prüferische Durchsicht) by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft which has not led to any objections.

10.6.4	The Med Companies have in all material respects kept their books and records in accordance with applicable law and have access to all such books and records.

10.7	Ordinary course of business

Except as disclosed in Schedule 10.7, between 30 June 2013 and the date of this Agreement the Med Companies have carried on their business as a going concern in the ordinary course of business in accordance with past practice taking into consideration the further development of the Business.

10.8	Owned Real Property

As at the date of this Agreement and at Closing:

10.8.1
Schedule 10.8.1 contains a list of all real property (Grundstücke), rights equivalent to real property (grundstücksgleiche Rechte) and buildings owned by the Med Companies (the “Owned Real Property”).  With respect to the Owned Real Property, no agreed title conveyances (Auflassungen) and no declarations of consent for an entry in the register or for a cancellation of a registration entry (Eintragungs- oder Löschungsbewilligungen) or any other declarations have been made which require or bring an entry in the register and which are not apparent from a perusal of the property register. No Med Company has assumed any obligations to enter into such transactions or to make such declarations.

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10.8.2	Except as set forth in Schedule 10.8.2 , there are no lease agreements with third parties with respect to the Owned Real Property material to the respective site of the Business.

10.8.3	To the Seller’s Knowledge, except as disclosed in Schedule 10.8.3,

a)
the Owned Real Property is not subject to any land charges, easements or equivalent encumbrances in favor of third parties (other than statutory pre-emption rights or similar restrictions) which are not registered in the land register or hereditary building rights register and

b)	no Med Company has agreed to grant such encumbrances.

10.9	Leased Real Property

10.9.1
Schedule 10.9.1 contains a list of all real property (Grundstücke) and buildings used, but not owned, by the Med Companies each with a lease payment obligation (Mietzinsverpflichtung) of more than EUR 5,000.00 (in words: Euro five thousand) per month (the “Leased Real Property”).

10.9.2

a)	The Med Companies have concluded valid lease agreements in relation to the Leased Real Property,

b)
the Med Companies are not in breach of obligations under such lease agreements which would entitle the landlord to terminate the relevant lease for cause (aus wichtigem Grund) or to early termination according to the respective lease agreement, and

c)	there are no sublease agreements with third parties with respect to Leased Real Property material to the respective site of the Business.

10.10	Environmental

The Seller has Disclosed copies of all material orders, agreements and studies available to the Seller and related to Soil Contamination concerning the Owned Real Property. Related to Soil Contamination on Owned Real Property, there are no pending orders, actions or investigations communicated in writing to the Seller or a Med Company by the responsible public authorities which have not already been remedied as required or otherwise settled at the date of this Agreement. Except as Disclosed, to the Seller’s Knowledge there is no Soil Contamination on any Owned Real Property which, applying currently applicable laws and the actual use of the respective Owned Real Property at the date of this Agreement, requires a Med Company to perform clean-up measures. “Soil Contamination” is any contamination in the soil or ground water within the meaning of Article 2 (3) and (5) German Federal Soil Protection Act (Bundesbodenschutzgesetz) or any applicable provisions of other jurisdictions. During the direct or indirect ownership of the Med Companies by TRUMPF, no Med Company has built in asbestos in any Owned Real Property.

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10.11	Assets

10.11.1
The Med Companies have full access to all fixed assets necessary to carry on the Business as conducted at the date of this Agreement either through ownership, valid leasehold or indirectly through service agreements with the Seller, TRUMPF or their Affiliates or third party service providers. Except for retention of title rights of suppliers or similar security rights of third parties entered in the ordinary course of business or statutory rights of third parties, the owned fixed assets are free and clear from any encumbrances and legal title has not been transferred for the purpose of granting securities.

10.11.2
Except for the services to be made available through the Transitional Services Agreement and the intellectual property rights to be licensed through the Trademark License Agreements or to be transferred under the Non-TruName Trademark Transfer Agreement, the Med Companies and the Participation Companies encompass the complete activities directly or indirectly held by TRUMPF in the Business.

10.12	Intellectual property

10.12.1
Schedule 10.12.1 contains a list of all patents, trademarks, utility patents, design patents, trade names, domain names and equivalent intellectual property rights (gewerbliche Schutzrechte), which are material to the Business and are either owned by the Med Companies (the “Owned Material Intellectual Property Rights”) or licensed to the Med Companies, excluding software (the “Licensed Material Intellectual Property Rights”, and collectively with the Owned Material Intellectual Property Rights the “Material Intellectual Property Rights”), indicating, to the extent applicable, (i) with regard to the Owned Material Intellectual Property Rights, the countries and classifications for which the respective Material Intellectual Property Right enjoys protection and (ii) with regard to the Licensed Material Intellectual Property Rights, any license or similar agreement on the basis of which a Med Company uses the respective Material Intellectual Property Right. No Med Company and to the Seller's Knowledge no other party to such a license agreement has breached material obligations thereunder. To the Seller's Knowledge, except as disclosed in Schedule 10.12.1, in the EU, the United States of America and Canada no third party infringes any Owned Material Intellectual Property Right.

10.12.2	Except as disclosed in Schedule 10.12.2,

a)	the Owned Material Intellectual Property Rights are not subject to any pending proceedings for opposition, cancellation or revocation,

b)
to the Seller’s Knowledge, there are no restrictions that would prevent the Med Company from the use of the Material Intellectual Property Rights as required for continuing the Business in substantially the same manner as at the date of this Agreement except, to the extent that a Material Intellectual Property Right is used on the basis of a license or similar agreement, if and where such license or similar agreement

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aa)	is concluded for a fixed term and such term expires, or

bb)
is terminable for the contractual partner of the relevant Med Company in accordance with its terms (other than through a termination right based on a change of control of TM or the respective Med Company), and

c)
there is no litigation threatened to a Med Company in writing by any third party on the grounds that a Med Company is infringing any intellectual property right of such third party, and to the Seller's Knowledge no Med Company is infringing any intellectual property right of any third party.

10.13	Information Technology

Except for the information technology provided or used under the services to be made available through the Transitional Services Agreement or agreements with external service providers, all information technology used by the Med Companies is or will be as of Closing either owned by, leased by or licensed to the respective Med Company. No Med Company is in material breach of any such licenses or leases.

10.14	Material Agreements

10.14.1
Except for (i) the agreements listed in Schedule 10.14.1 (the “Material Agreements”) and (ii) any agreements required to be disclosed pursuant to any other provision of this Agreement, as of the date of this Agreement no Med Company is a party to any of the following written agreements (other than agreements as to which all primary contractual obligations have been fulfilled or which have been effectively terminated):

a)	corporate joint venture or shareholder agreements;

b)
agreements with the Seller, TRUMPF or any Affiliate of TRUMPF, excluding agreements pertaining to the supply of goods and services (Lieferungen und Leistungen), in each case involving consideration, expenditure or liabilities in excess of EUR 50,000.00, exclusive of VAT;

c)
(i) any framework agreement with customers with an expected annual turnover of EUR 1,000,000.00 or more, exclusive of VAT or (ii) framework agreement with suppliers which (x) is not capable of being terminated by the Med Company concerned without compensation at any time with 6 (six) months’ notice or less and (y) involves or is expected to involve a total annual expenditure in excess of EUR 500,000.00, exclusive of VAT; it being understood that a framework agreement in the context of this subclause is any agreement allowing the respective customer to call for the delivery of products within a certain timeframe exceeding one (1) year

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d)	agreements with distributors generating revenues of at least EUR 1,000,000.00 in the financial year ending on 30 June 2013;

e)
loan agreements (other than relating to any intercompany debt towards the Seller, TRUMPF or any Affiliate of TRUMPF), bonds (Anleihen) or debentures (Schuldverschreibungen) issued by any Med Company and involving, individually, an outstanding indebtedness of the Med Company of EUR 20,000.00 or more;

f)
guarantees, indemnities and suretyships issued by any of the Med Companies for any debt of any third party (other than any Med Company) exceeding an outstanding amount of EUR 10,000.00 or more per item;

g)
agreements with advisers or consultants, advertising agencies, internet agencies or other agencies each providing for a consideration of more than EUR 100,000.00 or with a remaining minimum term of more than one (1) year;

h)	agreements entered into since 1 July 2013 regarding the acquisition or sale of any significant assets providing, in each case, for a consideration of EUR 1,000,000.00 or more;

i)
other agreements or arrangements outside the ordinary course of business of the Med Companies providing, in each case, for a yearly consideration of EUR 200,000.00 or more or with a remaining minimum term of more than three (3) years,

j)
agreements that can be altered or terminated as a consequence of the transactions contemplated by this Agreement and such termination would reasonably be expected to have an adverse material effect on the Business.

10.14.2
Prior to the date of this Agreement, the Seller has granted the Purchaser access to complete and correct copies of all Material Agreements. As of the date of this Agreement and to the Seller’s Knowledge, these agreements were validly entered into and not materially changed. No written notice of termination has been given by any Med Company and, to the Seller's Knowledge, no written notice has been given by any other party with respect to any Material Agreement. No Med Company and to the Seller's Knowledge no other party to a Material Agreement has breached any material obligations thereunder.

10.15	Employees

10.15.1
Schedule 10.15.1 contains a list of all persons currently employed by a Med Company (including personnel number, employment start date, annual fixed gross salary, gross annual compensation benefits (including all bonuses) and other incentives, deferred compensation claims (Entgeltumwandlung), and the term or period of notice for termination of employment) who

a)	are currently appointed Officers of a Med Company; or

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b)
have received, or are entitled to receive, in or with respect to the business year ending on 30 June 2013 an annual fixed gross salary exceeding EUR 140,000.00 (excluding performance-related payments/bonuses and fringe benefits such as incentives, company cars or other benefits)

(the “Senior Employees”).

10.15.2
No Senior Employee has given or received notice of termination of his/her employment or has entered into a termination agreement with a Med Company or has made or received an offer to enter into a termination agreement.

10.15.3
As at 31 May 2014, the Med Companies did not employ more than 705 full time equivalent of employees (including the Senior Employees other than Officers) and no more than 40 temporary workers (Leiharbeitnehmer). The Med Companies have duly and fully performed all due payment obligations owed to their workers and employees as well as any social security or Chinese housing-fund contributions when those obligations became due.

10.15.4	Schedule 10.15.4 contains a list of all material works agreements (Betriebsvereinbarungen) applicable to the Med Companies which contain more than merely a repetition of statutory law and which

a)	contain benefit or incentive plans to be triggered by a change of control over the relevant Med Company;

b)	contain limitations to the termination of employment agreements including provisions concerning severance payments or to relocate activities of a Med Company;

c)	guarantee a certain number of employees in general or in respect of individual locations;

d)	have been concluded after 30 June 2013.

10.15.5
Except as disclosed in Schedule 10.15.5, no Med Company operates any non-mandatory or non-governmental pension or other retirement benefit scheme, or has made any individual commitments regarding pensions (betriebliche Altersversorgung), under which the Med Company is or may become obliged to provide retirement benefits to an individual, all or a group of its current or past employees, Officers or dependants thereof.

10.15.6
Except as disclosed in Schedule 10.15.6 , no Med Company is involved in any legal proceedings before any court or administrative body with any current or former employee or any employee representative.

10.15.7	No Med Company is bound by any reconciliation of interests agreements (Interessenausgleiche) or social plans (Sozialpläne).

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10.16	Insurance Coverage

10.16.1
Schedule 10.16.1 contains a true and complete list of (i) all insurance policies taken out by the Med Companies, and (ii) all group insurance policies taken out by TRUMPF (or an Affiliate of TRUMPF) which relate to the assets, business or operations of the Med Companies, and which in each case are material to the Business. Insurance policies are considered material to the Business only if any impediment to, or impossibility of, obtaining coverage in an insurance event by the Med Companies would have an adverse material effect on the Business.

10.16.2	All such policies are in full force and effect. All premiums have been duly paid.

10.16.3	There are no material claims by any Med Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.

10.17	Litigation

Except as disclosed in Schedule 10.17, no Med Company is involved in any pending court or administrative proceedings, including arbitration proceedings, having a litigation value (Streitwert) in excess of EUR 100,000.00 in the individual case.

10.18	Product liability

Since 1 July 2012, no Med Company has suffered any losses to compensate product liability claims based on the German Product Liability Act (Produkthaftungsgesetz) or corresponding foreign laws for products designed, produced or distributed, and to the Seller's Knowledge no Med Company has produced or distributed products with defects which are likely to lead to a recall.

10.19	Business Permits, Subsidies

10.19.1	Each Med Company has obtained and complied with all material public permits which are necessary to conduct its business as currently conducted (together the “Business Permits”).

10.19.2
Schedule 10.19.2  contains a true and complete list of all public grants (Zuschüsse), allowances (Investitionszulagen), aids (Beihilfen) or other subsidies (Subventionen), which have been applied for the benefit of the Med Companies since 1 July 2011 exceeding an amount of EUR 50,000.00 individually (together, but excluding any tax benefits other than allowances (Investitionszulagen) referred to above, the “Subsidies”). None of the Business Permits or Subsidies has been revoked, rescinded or restricted, either in whole or in part, and to the Seller's Knowledge, there is no concrete indication that such Business Permits or Subsidies will be revoked, rescinded or restricted, either in whole or in part; in particular, no Subsidy will have to be repaid in whole or in part due to the execution or consummation of this Agreement. No Med Company has received any pending notice of any failure to comply with a Business Permit or the terms of a Subsidy nor is any Med Company to the Seller’s Knowledge under investigation with respect to any such failure.

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10.20	Compliance with laws

10.20.1	The Med Companies have within the past 36 months prior to the date of this Agreement operated the Business in compliance with all applicable

a)	anti-bribery laws and anti-trust laws; and

b)
to the Seller’s Knowledge, export restrictions, non-discrimination laws and, in all material respects, anti-money laundering laws, in each case as in force in the relevant jurisdiction of the relevant Med Company at the date of this Agreement.

10.20.2
With respect to a violation of the laws referred to in Clause 10.20.1 by a Med Company, no Med Company has within the past 36 months prior to the date of this Agreement received any written notice from any court, governmental agency (öffentlich-rechtliche Anstalt) or regulatory body (öffentlich-rechtliche Behörde).

10.21	Finder’s Fees

No Med Company has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and the consummation of the transactions contemplated hereby.

10.22	No other representations or warranties of the Seller

Subject to mandatory law, in particular section 123 or section 276 para. 3 of the German Civil Code (BGB), the Seller does not make any statement and does not give any guarantee, representation or warranty with respect to itself, the Med Companies, the Participation Companies, the Shares, the TGBM Share, the TCNM Share, the ITV Share, the AUM Share the Closing Intra-Group Payables or the condition, assets or business of any Med Company or Participation Company except as expressly provided for in this Agreement.

11.	Remedies

11.1	Compensation for Breach

If a Warranty, covenant or any other agreement and obligation of the Seller (other than those provided for under Clause 12 which will apply exclusively for any claims of the Purchaser in relation to Taxes) under this Agreement is breached (“Breach”), the Seller will pay to the Purchaser the amount of any Losses asserted against, incurred or suffered by the Purchaser or the Med Group as a result of the Breach, provided that the Seller has not remedied the Breach by way of restitution in kind (Naturalrestitution) within two (2) months after the Seller has received a Notice of Breach pursuant to Clause 11.3 below; it being understood, however, that the Purchaser will not be entitled to claim for a compensation based on the argument that the Purchaser would not have concluded this Agreement had the Seller not committed the Breach.

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11.2	Losses

11.2.1	“Losses” means all liabilities, reasonable costs and expenses and other damages within the meaning of sections 249 et seq. of the German Civil Code (BGB), it being understood that

a)
lost profits (entgangener Gewinn) will only be taken into account for purposes of calculating the Losses, if and to the extent that they are caused adequately (adäquat kausal) and covered by the purpose and intent of the relevant obligation (Schutzzweck der Norm) which has been breached, being understood that the amount of any Loss will not be based on the argument that the determination of the enterprise value was made using incorrect assumptions, e.g. an incorrect basis for any multiple applied, and

b)
consequential or indirect damages (Folgeschäden, mittelbare Schäden), frustrated expenses (vergebliche Aufwendungen) within the meaning of section 284 of the German Civil Code (BGB) and internal administration and overhead costs of the Purchaser, any of its Affiliates or a Med Company or a Participation Company will be excluded.

11.2.2
Any Loss will be computed net of (i) the net present value (calculated at a discount rate of 3.5% p.a.) of any present or future advantages and benefits (including avoided losses, tax benefits and savings as well as increases in the value of any asset owned by the Med Group related to the relevant matter) and (ii) any amounts which are covered by insurance under any insurance policy as existing at the Closing or which can reasonably be recovered otherwise from any third party.

11.3	Notice of Breach, access by the Seller

11.3.1	Notice of Breach

If the Purchaser or the affected Med Company becomes aware of a Breach or any circumstances indicating a Breach after the Closing, the Purchaser will notify the Seller thereof (“Notice of Breach”) within twenty (20) Business Days after the discovery of the Breach or the relevant circumstances in writing. The Notice of Breach must state the nature and the circumstances of the Breach and, to the extent reasonably possible at that point in time, a good faith estimate of the amount of the Losses expected.

11.3.2	Co-operation with the Seller

To the extent reasonably requested by the Seller to investigate the alleged Breach and to assess the resulting Losses, the Purchaser will provide, and will ensure that the relevant Med Company  provides, and will use commercially reasonable efforts that the relevant Participation Company provides, the Seller and its representatives or advisors and accountants with all relevant information, documents and assistance.

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11.4	Third Party Claim

11.4.1	Notification

The Purchaser will without undue delay notify the Seller of any claim asserted against or request made towards the Purchaser, any Med Company or Participation Company by any third party, court, arbitrator or governmental authority or of any investigation by any court, arbitrator or governmental authority which, in each case, could give rise to a Breach (each a “Third Party Claim”).

11.4.2	No admittance by Purchaser

The Purchaser will not, and will ensure that the relevant Med Company will not, and will use commercially reasonable efforts that the relevant Participation Company will not, admit any liability or acknowledge, settle or dispose over any Third Party Claims without prior written consent of the Seller.

11.4.3	Defence by the Seller

The Seller is entitled to take over the defence against a Third Party Claim by written notice to the Purchaser at any time at its sole discretion. In that case, the Seller may in particular take any measures (or cause the Purchaser or the relevant Med Company or, to the extent possible for the Purchaser with commercially reasonable efforts, the relevant Participation Company to take such measures) that in its opinion are necessary to dispute or defend such Third Party Claim in the name and on behalf of the Purchaser or the relevant Med Company or Participation Company, provided that the Seller may acknowledge or settle a Third Party Claim only with the consent of the Purchaser. To the extent requested by the Seller for the defence against a Third Party Claim, the Purchaser will provide, and will ensure that the relevant Med Company will provide, and will use commercially reasonable efforts that the relevant Participation Company will provide, the Seller, its representatives, advisors and accountants with all relevant information, documents and assistance. The Seller will, in each case without undue delay, keep the Purchaser informed about all measures taken by it with respect to the third party and provide copies of all communication pertaining to the Third Party Claim to the Seller.

11.4.4	Costs and expenses of defence

The costs and expenses incurred by the Seller for defending against the Third-Party Claim will be borne

a)	by the Seller to the extent that a Breach was involved; and

b)	by the Purchaser to the extent that no Breach was involved.

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11.5	Limitation of Seller’s liability

Without prejudice to any other exclusions or limitations set forth in this Agreement, the Seller will not be liable and the Purchaser or the relevant Med Company will not have any claims against the Seller under or in connection with this Agreement if and to the extent that:

a)
the Purchaser or, after the Closing, the relevant Med Company or Participation Company, has caused or contributed to causing (mitverursacht) the relevant Losses or claims within the meaning of section 254 (1) German Civil Code (BGB), but, for the avoidance of doubt, only as to that portion which is determined to have been caused by the Purchaser or after the Closing the relevant Med Company or Participation Company;

b)
the Purchaser or, after the Closing, the relevant Med Company or Participation Company, has failed to avoid or mitigate the relevant Losses or claims pursuant to section 254 (2) German Civil Code (BGB), but, for the avoidance of doubt, only as to that portion which is determined to have been caused by the Purchaser or after the Closing the relevant Med Company or Participation Company;

c)
the procedures and time limits set forth in Clause 11.3 and Clause 11.4 have not been complied with by Purchaser or any of its Affilates or the relevant Med Companies and such non-compliance has caused or increased the damage resulting from the Breach;

d)
any claims of the Purchaser result from or are increased as a result of the passing of, or a change in, any law, regulation or rule or the interpretation of any law, regulation or rule by the courts, arbitrators or governmental authorities or a change in the administrative practice of the governmental authorities or any change in the accounting or taxation policies or practices applied by the Purchaser and the relevant Med Company or Participation Company after the date of this Agreement;

e)
where the Warranties refer to laws or regulations, the Seller will not be liable for the correct interpretation of such laws or regulations, unless the Purchaser was not in a position to evaluate and interpret the laws or regulations with respect to the relevant facts itself because the Purchaser had no access to the relevant information;

f)	the matter to which the claims of the Purchaser relate has been specifically or generally (einzeln oder pauschal) taken into account

aa)
in the Financial Statements or the Reference Consolidated Financial Statements as a liability (Verbindlichkeit), provision (Rückstellung), depreciation (Abschreibung) or valuation adjustment (Wertberichtigung); or

bb)	in the Closing Accounts and was reflected in the calculation of the Total Purchase Price (including the Adjustment Amount);

g)
as regards any Warranty Breach (with the exception of all claims of the Purchaser for Breaches pursuant to Clauses 10.3.2 and 10.3.3), the Purchaser, its representatives and any person involved in the transaction (in particular in the due diligence) on behalf of the Purchaser had actual knowledge (positive Kenntnis) of the circumstances constituting the Breach; for the avoidance of doubt section 442 Civil Code and section 377 German Commercial Code (HGB) will not apply;

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h)
as regards any Warranty Breach (with the exception of all claims of the Purchaser for Breaches pursuant to Clauses 10.3.2 and 10.3.3), the matter to which the claims of the Purchaser relate was Disclosed in this Agreement, including the Schedules hereto and documents referred to in the Agreement or the Schedules, or in the Data Room to which the Purchaser or third parties on behalf of the Purchaser had access;

i)
the realization of the claims would lead to or result in a double discharge of the Loss in question (keine Doppelanrechnung). For the avoidance of doubt, if the Purchaser is entitled to a claim or payment in respect of the same factual circumstances under more than one provision of this Agreement, it will only be entitled to recover the full amount once; or

j)
advantages result from the specific cause of the Seller’s liability, in particular tax advantages and damages covered by a claim of the Purchaser or the relevant Med Companies or Participation Companies against third parties (e.g. insurance) to the extent such advantages can reasonably be recovered.

11.6	Pro rata principle

If and to the extent a claim under this Agreement relates to a Participation Company, the Seller’s liability under this Agreement will be strictly limited to the percentage of the claim recoverable pursuant to this Agreement which reflects the proportion of the Seller’s direct and/or indirect participation in the relevant Participation Company.

11.7	Monetary limits

11.7.1	De minimis rules

The Seller will only be liable for Warranty Breaches if and to the extent (Freibetrag)

a)	the amount of an individual claim exceeds EUR 50,000.00 (in words: Euro fifty thousand) (individual de minimis) (the “Individual De Minimis Amount”); and

b)	the total amount of all claims exceeding the Individual De Minimis Amount exceeds EUR 500,000.00 (in words: Euro five hundred thousand) (de minimis) (“De Minimis Amount”).

11.7.2	Liability caps

The aggregate liability of the Seller for Warranty Breaches will not exceed 20% of the Total Purchase Price (as determined according to Clause 4.5.1). The cap set forth in the preceding sentence will, however, not apply to claims arising due to a breach of the Warranty set forth in Clauses 10.2 and 10.3 and 10.4.3 the liability for which will be limited to 100% of the Total Purchase Price received by the Seller. The aggregate liability of the Seller under this Agreement will not exceed the Total Purchase Price.

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11.8	Time limits

11.8.1	Limitation

All claims of the Purchaser under this Agreement except for claims under Clause 12 (which are specifically dealt with in Clause 12.6) will become time-barred (verjähren) eighteen (18) months after the Closing Date, regardless of when the claim came into existence and when the Purchaser became aware or should have become aware of the facts underlying the claim (ohne Rücksicht auf die Entstehung des Anspruchs und die Kenntnis oder grob fahrlässige Unkenntnis der den Anspruch begründenden Umstände), with the exception of all claims of the Purchaser for Breaches (i) pursuant to Clauses 10.2 and 10.3 which will become time-barred (verjähren) five (5) years after the date of this Agreement and (ii) pursuant to Clause 10.10 which will become time-barred (verjähren) two (2) years after the date of this Agreement, each (i) and (ii), regardless of when the claim came into existence and when the Purchaser became aware or should have become aware of the facts underlying the claim (ohne Rücksicht auf die Entstehung des Anspruchs und die Kenntnis oder grob fahrlässige Unkenntnis der den Anspruch begründenden Umstände).

11.8.2	Exclusion

Sections 203 and 209 German Civil Code (BGB) do not apply.

11.9	Exclusion of other rights and remedies of the Purchaser

The rights and remedies which the Purchaser or the Co-Purchaser may have against the Seller under this Agreement are limited to the rights and remedies explicitly set forth in this Agreement, and the rights and remedies provided for in this Agreement will be the exclusive rights and remedies available to the Purchaser or the Co-Purchaser. In particular

a)	any defect-related rights and claims in accordance with sections 434 to 441 German Civil Code (BGB);

b)
any rights to withdraw (zurücktreten) from this Agreement or to require the unwinding of the transactions contemplated by this Agreement, any rights to reduction of the purchase price (Minderung), avoidance (Anfechtung) or termination (Kündigung);

c)	any rights and claims for breach of pre-contractual obligations (culpa in contrahendo, sections 241 (2), 311 (2) (3) German Civil Code (BGB));

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d)
any claims for frustration of agreement pursuant to section 313 German Civil Code (BGB) (Störung der Geschäftsgrundlage) and any other rights to require adjustment of the Agreement (Vertragsanpassung); and

e)	any claims based on unjustified enrichment (ungerechtfertigte Bereicherung) or tort (Delikt)

are excluded and the Co-Purchaser shall not be entitled to make any claims against the Seller under this Agreement other than – subject to Closing - the transfer of the portion of ten percent (10%) of the TM Limited Partnership Interest referred to in Clause 3.1.1b), being understood that any such claims of the Co-Purchaser in that regard will fall under the limitations set out in this Clause 11 and the Seller will be treated as if the total TM Limited Partnership Interest were acquired only by the Purchaser.

11.10	Liability from wilful misconduct

Section 276 (3) German Civil Code (BGB) will prevail in relation to the limitations pursuant to Clauses 11.5, 11.7, 11.8 and 11.9.

12.	Taxes

12.1	Tax Indemnification

12.1.1
Subject to the provisions contained in this Clause 12, the Seller will pay to the Purchaser an amount equal to any Indemnifiable Tax (the “Tax Indemnification Claim”), provided that the Seller will not be liable vis-à-vis the Purchaser (and the Tax Indemnification Claim will be reduced accordingly) if and to the extent:

a)	the respective Tax has been paid until the Closing Date;

b)
liabilities (Verbindlichkeiten) or provisions (Rückstellungen) for Taxes of the Med Companies that are included in the Closing Accounts for purposes of determination of the Purchase Price may be offset against the Tax Indemnification Claim irrespective of whether such liability or provision relates to the specific Tax giving rise to such claim;

c)
the Purchaser, any Med Company or any of their Affiliates are entitled to any benefits in respect of Taxes that are related to the Tax Indemnification Claim and that arise for the time period (Zeitraum) beginning on or after the Closing Date, including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung) (herein collectively “Tax Benefits”), it being understood that the net present value of the corresponding Tax Benefits will reduce the Tax Indemnification Claim. For the avoidance of doubt, the Parties agree that any step-up for Tax purposes of the assets owned by TM shall not be considered a Tax Benefit to the extent a step-up has already been made in the tax supplementary balance sheets (steuerliche Ergänzungsbilanzen) of the respective Purchaser as a consequence of the acquisition of the Partnership interests in TM. The net present value will be calculated (a) on the basis of the Tax rates applicable (or expected to be applicable) in the year in which the respective Tax Benefit arises, (b) for such periods (discount periods) in which the Tax Benefit can be realised, and (c) on the basis of an applied discount factor of 2 and a quarter (2.25) percent per annum;

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d)
the income resulting in the respective Tax may be offset against a loss carry-back or loss carry-forward available at the level of the Med Companies and generated in periods or portions thereof ending on or before the Closing Date;

e)
the amount of Taxes results from (i) any change in law, (ii) any change in the accounting or taxation principles or practices of the Med Companies (including methods of submitting Tax returns) introduced on or after the Closing Date, unless such change is required by applicable law, (iii) any transaction, action or omission taken by the Purchaser or any Med Company or any of their Affiliates on or after the Closing Date;

f)	the respective Tax has been caused by a non-compliance of any Med Company, the Purchaser or any of their Affiliates with the procedures set forth in Clause 12.4 or 12.5; or

g)
the amount of Taxes has been recovered from a third party (including under an insurance policy). If and to the extent the amount of Taxes has not been recovered from a third party the Purchaser will assign any respective claim against such third party to the Seller.

12.1.2
Any amounts payable to the Purchaser under this Clause 12.1 will be payable and due five (5) Business Days before the respective Tax is due and payable to the Tax authority but not earlier than ten (10) Business Days after the Seller has been notified by the Purchaser about such due date. The Seller may request the filing of an application for a suspension of enforcement (Aussetzung der Vollziehung) at his expense. The Purchaser will ensure that such application is filed in accordance with the Seller’s instructions. If, after the settlement of the Purchaser’s claims under this Clause 12.1, the respective Tax is reduced before the Purchaser has paid the respective Tax to the Taxing Authorities, the Purchaser will pay to the Seller the amount of the respective Tax reduction. In so far, Clause 12.3 applies mutatis mutandis.

12.1.3	With regard to any amounts payable by the Seller to the Purchaser under this Clause 12.1 the pro rata principle under Clause 11.6 applies mutatis mutandis.

12.2	Reverse Indemnity

The Purchaser will indemnify and hold harmless the Seller, TRUMPF and any Affiliate of TRUMPF from and against any Taxes and disadvantages which have to be borne by the Seller, TRUMPF or an Affiliate of TRUMPF and result from (i) any change in law, (ii) any change in the accounting and taxation principles or practices of the Med Companies (including methods of submitting Tax Returns) introduced on or after the Closing Date, unless such change is required by applicable law, (iii) any transaction, action or omission taken by the Purchaser, any of the Med Companies or their Affiliates on or after the Closing Date, or (iv) any material non-compliance of any Med Company, the Purchaser or any of their Affiliates with the procedures set forth in Clause 12.4 or 12.5 with retroactive effect prior to and until the Closing Date.

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12.3	Tax Refunds

The Purchaser will pay to the Seller any Tax Refunds received by any Med Company for the time period (Zeitraum) prior to and until the Closing Date that are not included in the Closing accounts for purposes of determination of the Purchase Price. The Purchaser will notify the Seller in writing and without undue delay (unverzüglich) of any relevant decision by the Taxing Authority resulting in a claim of the Seller under this Clause 12.3, and any amount payable to the Seller pursuant to this Clause 12.3 will be due and payable within five (5) Business Days after the relevant decision of the Taxing Authority has been taken and the Tax Refund has been received.

12.4	Tax Returns and Tax assessment

12.4.1
After the Closing Date, the Purchaser will prepare and file, or cause any Med Company to prepare and file, when due all Tax Returns required to be filed by or on behalf of any Med Company, provided, however, that any Tax Returns relating to any period ending before or including the Closing Date will be subject to the review and prior written consent of the Seller and will be filed in accordance with the Seller’s instructions. The Tax Returns to be filed for periods beginning before and ending after the Closing Date shall be coordinated by and between the Parties in a timely fashion before the filing date. In the event that the Seller and the Purchaser are unable to resolve any dispute concerning such Tax Return within ten (10) Business Days, the dispute shall be submitted to an independent auditor appointed jointly by the Seller and the Purchaser for a binding and final decision. The costs and expenses of the independent auditor and any fees and duties levied by the Tax Authorities for the delay in filing the respective Tax Return will be shared between the Seller and the Purchaser in proportion to their respective success and defeat as determined by the independent auditor. All Tax Returns to be filed after the Closing Date will be prepared consistent with the policies, procedures, practices and election rights adopted in the financial statements of the relevant Tax period as well as the Tax Returns for previous Tax periods of the Med Companies. The Purchaser will ensure that any Tax Returns to be reviewed and approved by the Seller will be furnished to the Seller no later than thirty (30) Business Days prior to the due date of the relevant Tax Return. Any Tax Returns relating to any period ending before or including the Closing Date may not be amended without the prior written consent of the Seller, and the Purchaser will follow, and will cause any Med Company to follow any instructions of the Seller regarding the amendment of such Tax Returns.

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12.4.2
If, after the Closing Date, any Taxing Authority informs the Purchaser, any Med Company or any of their Affiliates of a proposed audit, assessment, dispute or other circumstance, or if the Purchaser or any Med Company otherwise become aware of any circumstance, in each case relating to any matter which could give rise to (or increase) a Tax Indemnification Claim, a claim of the Seller under this Clause 12 or which could otherwise have an impact on the Seller’s Tax position (each such matter a “Relevant Tax Matter”), the Purchaser will notify the Seller of such matter. The Purchaser’s notice will be given within fifteen (15) Business Days after the Purchaser or any Med Company have received the relevant information, assessment or knowledge, or at any earlier date if required to enable the Seller to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy. If the Purchaser has reason to believe that a payment is to be made by the Seller pursuant to Clause 12.1 such notice will state the amount of the alleged Tax Indemnification Claim and must be accompanied by evidence reasonably necessary to determine the fact, amount and payment of such claim.

12.5	Co-operation on Tax matters

12.5.1
The Purchaser will, and will ensure that any Med Company, their Affiliates and their respective employees and advisors, fully cooperate with the Seller and its advisors in connection with any Relevant Tax Matter, including but not limited to the filing of any Tax Return, the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation. Moreover, the Purchaser will grant access to its own and the Med Companies’ books and records as reasonably required in such context. As regards periods prior to Closing Date, the Seller will cooperate similarly with the Purchaser with respect to any matter involving the Med Companies and Participation Companies, and will grant similar access to its own books and records as reasonably required in such context.

12.5.2
The Seller will be in control of any Relevant Tax Matter, and the Purchaser will, and will ensure that any Med Company and their Affiliates, follow any instructions of the Seller in respect of any Relevant Tax Matter within the boundaries of applicable law. In particular, and without prejudice to the aforementioned the Purchaser will

a)
not cause or permit any Med Company to take any action on or after the Closing Date (including, without limitation, the making or changing of any Tax election, the amendment of any Tax Return or the taking of any Tax position on any Tax Return) that could give rise to (or increase) any Tax Indemnification Claims without the Seller’s prior written consent unless such action is required by applicable law;

b)
keep and make available on a reasonable scale and at the Seller’s expense to the Seller, and instruct that any Med Company will keep and make available to the Seller, all books, records and information relating (wholly or partly) to any Relevant Tax Matter in accordance with, and during the periods required under statutory law (and to the extent such books, records and information might be of relevance for the Relevant Tax Matter, until the relevant Tax has become final and binding and can no longer be amended) and, following such periods, give the Seller reasonable notice prior to transferring, discarding or destroying, and allow the Seller to take possession of any such books, records and information;

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c)
provide, or instruct any Med Company to provide, to the Seller and its advisors, upon the Seller’s request and at its expense, all relevant documents or other information and permit, or instruct any Med Company to permit, the Seller and its representatives to have access, during regular business hours and upon reasonable advance notice, to the premises, employees and books and records of any Med Company, to the extent relating to a Relevant Tax Matter;

d)
permit, or instruct any Med Company to permit, the Seller and its advisors to participate at their sole discretion, in all current and future Tax proceedings relating (wholly or partly) to a Relevant Tax Matter in such a way that the Seller will be entitled directly and/or via advisors of its choice to actively control such Tax proceedings insofar as they relate to a Relevant Tax Matter;

e)
at the Seller’s expense (except for internal costs of any Med Company and the Purchaser), challenge and litigate, and instruct any Med Company to challenge and to litigate, at the request of the Seller and at the Seller’s sole discretion and according to the Seller’s instructions, any Tax assessment relating to a Relevant Tax Matter;

f)
authorize, or instruct any Med Company to authorize the Seller or its advisors (upon the Seller’s request), by power of attorney and such other documentation as may be necessary and appropriate to represent any Med Company in the Relevant Tax Matter; and

g)
not accept, compromise, dispose of or settle, and instruct that any Med Company neither accepts, compromises, disposes of nor settles, any Tax proceedings or Tax assessment relating to a Relevant Tax Matter without the Seller’s prior written consent.

12.6	As if- assessment

Any Tax period starting before the Closing Date and ending thereafter will be deemed to be split in one Tax period ending on the Closing Date and another Tax period starting after the Closing Date for the purpose of allocating Taxes under this Clause 12. Any real estate transfer tax that will be triggered at the level of TM as a result of the transfer of the Shares will be deemed to fall within the Tax period starting after Closing Date, unless such real estate transfer tax results from a non-compliance with a statutory holding period.

12.7	Limitation period

Claims under this Clause 12 will be time-barred six (6) months after the issuance of final and binding (formell und materiell bestandskräftig) Tax assessments for the relevant Tax provided, however, that the Seller’s rights under this Clause 12 will not be time-barred before the expiration of six (6) months after the Seller has been notified by the Purchaser about the circumstance giving rise to a Seller’s claim and, as regards claims under Clause 12.3, the Tax Refund has been received.

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12.8	Miscellaneous

Any Tax incident giving rise to claims under this Clause 12 shall only be dealt with under the provisions of this Clause 12. As between Seller and Purchaser any payment under this Clause 12 shall be treated as an adjustment to the Total Purchase Price to the extent permitted by law.

13.	Purchaser’s and Purchaser Guarantor’s representations

13.1	General

The Purchaser and the Purchaser Guarantor hereby represent and warrant to the Seller by way of an independent guarantee (selbstständiges Schuldversprechen) that the statements set forth in this Clause 13 (together the “Purchaser’s Representations”) are correct and complete on the date of this Agreement up to the occurrence of Closing. The Purchaser’s Representations are made only within the scope and subject to the qualifications, requirements, limitations, rights and remedies of Clauses 10.1e), 11.1 and 11.2, which apply mutatis mutandis to the scope of the Purchaser’s Representations, to breaches of the Purchaser’s Representations and to the rights and claims of the Seller due to such breaches, provided that Losses suffered by Med Companies will be disregarded.

13.2	Authorisation of Purchaser

13.2.1	Status

The Purchaser is duly established and validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands.The Purchaser Guarantor is duly established and validly existing as a corporation under the laws of the U.S. state of Indiana.

13.2.2	No insolvency

a)
Neither the Purchaser nor the Purchaser Guarantor is over-indebted, unable to pay its debts when they become due (zahlungsunfähig), insolvent or subject to any insolvency proceedings. No circumstances exist that would require or justify the opening of or a petition for the opening of such proceedings pertaining to the Purchaser or the Purchaser Guarantor.

b)
The location in which the Purchaser is actually administered and where all material decisions are taken (tatsächlicher Verwaltungssitz) is in Amsterdam, the Netherlands. The location in which the Purchaser Guarantor is actually administered and where all material decisions are taken (tatsächlicher Verwaltungssitz) is in Batesville, Indiana, United States of America.

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13.2.3	Due authorisation

Both the Purchaser and the Purchaser Guarantor have the power, authority and capacity to execute and perform this Agreement and the transactions contemplated herein. All necessary corporate action has been taken and all necessary consents have been obtained by the Purchaser and the Purchaser Guarantor with regard to the execution and performance of this Agreement and the transactions contemplated herein other than the approval or clearance by the merger control authorities referred to in Clause 6.1.1 and approvals expressly referred to in this Agreement.

13.2.4	Legal, valid, binding and enforceable obligations

This Agreement has been duly executed on behalf of the Purchaser and the Purchaser Guarantor and constitutes legal, valid and binding obligations of the Purchaser and the Purchaser Guarantor which are enforceable under German law in accordance with their terms.

13.2.5	No interference

No legal or administrative proceedings are pending or, to best knowledge of the Purchaser or the Purchaser Guarantor, threatened against or affecting the Purchaser or the Purchaser Guarantor before any court, arbitrator or governmental authority which could in any manner materially affect the execution or performance of this Agreement or the transactions contemplated herein. No circumstances exist that could give, from an objective point of view, rise to any of the foregoing.

13.3	Financial capability

The Purchaser has sufficient immediately available funds or binding, unconditional and irrevocable financing commitments for the financing of payment of the Total Purchase Price in accordance with this Agreement.

13.4	No knowledge of Seller’s breach

Based on its due diligence review or otherwise, the Purchaser is not aware of any circumstances that could give rise to claims against the Seller under or in connection with this Agreement.

13.5	Remedies

Clause 11 will apply to the Purchaser’s Representations mutatis mutandis. The aggregate liability of the Purchaser for any breach of Purchaser’s Representations will be limited to EUR 50,000,000.00.

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14.	Purchaser’s Covenants

14.1	Covenants

14.1.1
The Purchaser will ensure that TM will comply with the duties and obligations arising from Clause 7 (Dynamische Beschäftigungssicherung) of the framework agreement between TM and the joint works council (Gesamtbetriebsrat) of TM (Rahmenvereinbarung Nr. 01/2011 “Bündnis für Arbeit 2016“ – Rahmenvereinbarung zwischen Gesamtbetriebsrat und Geschäftsleitung der Firma TRUMPF Medizin Systeme GmbH + Co. KG“) effective as of 1 July 2011, which is listed in Schedule 10.15.4.

14.1.2
Further, the Purchaser undertakes that each of the existing sites of the Med Group will be maintained with a minimum number of employees (excluding temporary workers (Leiharbeitnehmer)) which is equivalent to 95% of the full time equivalent of employees in the respective sites as at 31 May 2014 as shown in Schedule 14.1.2 . For the avoidance of doubt, employees terminating their employment at will and employees terminated by the respective Med Company for cause (aus verhaltens- oder personenbedingtem wichtigem Grund) will not be regarded as a reduction of the respective number of full time equivalent of employees of the respective site. In case of a voluntary transfer of an employee from one site to another, such transfer is deemed to have not occurred. The undertaking of the Purchaser under this subsection is limited

a)	to three (3) years from Closing Date for the sites of TM in Puchheim, Germany, and Saalfeld, Germany; and

b)	to one (1) year from Closing Date for the sites of the Med Group outside of Germany.

If due to economic disturbances not caused by the Purchaser or a Med Company the Purchaser believes that it has to reduce the workforce in a specific site in the interest of the respective site or the Med Group as a whole, the Purchaser will be entitled to request discussions between the Seller and the Purchaser regarding a partial release of the Purchaser of its obligations pursuant to this Clause 14.1.2.

14.1.3
The Purchaser will ensure that the officers and employees of TUSM will be included in a medical insurance or medical plan maintained by either the Purchaser Guarantor or another directly or indirectly wholly owned Affiliate of the Purchaser Guarantor in the United States, as from the Closing.

14.1.4	The Purchaser’ covenants under this Clause 14.1 are referred to as the “Purchaser’s Covenants”.

14.2	Penalty

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14.2.1
In addition to any other remedies available to the Seller, TRUMPF or any Affiliate of TRUMPF under applicable law, the Purchaser will pay to the Seller a penalty in the amount of EUR 1,000,000.00 (in words: Euro one million) for each individual breach of the Purchaser’s Covenants pursuant to Clause 14.1.2, being understood that the termination of several employees under a single redundancy measure shall be treated only as one individual breach. If such a breach of the Purchaser’s Covenants continues for more than one month, the Purchaser will pay to the Seller an additional penalty in the amount of EUR 10,000.00 per full time equivalent of employees by which the threshold is undercut for each month in which such breach of the Purchaser’s Covenants continues.

14.2.2
The payment of a penalty by the Purchaser to the Seller will not affect any rights and claims the Seller, TRUMPF or any Affiliate of TRUMPF may have due to a breach of the Purchaser’s Covenants. However, an amount equal to the penalty paid by the Purchaser will be deducted from the losses suffered by the Seller, TRUMPF or any Affiliate of TRUMPF.

15.	Seller’s covenants

15.1	Non-Compete

Within the territory in which the Med Companies offer their products and services at the date of this Agreement, the Seller undertakes for a period of three years after the Closing Date not to carry on or establish any new business nor to render consulting services that compete with the Business in each case directly or indirectly; for the avoidance of doubt, this will also apply to any preparation to compete. This restriction will not apply to shareholdings in publicly listed companies held for financial investment purposes only unless such investment (i) exceeds 10% of the voting rights in such company, or (ii) grants the Seller, directly or indirectly, management functions or any material influence in such company or its Affiliates. This restriction will further not apply to the acquisition of any equity interests in any legal entity carrying on a business competing with the Business, if such acquisition is part of a larger acquisition and the revenue share attributable to the business competing with the Business did not at the date of completion of the acquisition amount to more than 10% of the total revenue of acquired target; should this threshold be exceeded, the Seller will be entitled to request discussions between the Seller and the Purchaser regarding a partial release of the Seller from its restrictions pursuant to this subclause.

15.2	Non-Solicitation

From the date hereof and for a period of three years after the Closing Date, the Seller will refrain, directly and indirectly, from soliciting or attempting to solicit the service or employment (i) of any current or future Senior Employee of the Med Companies and (ii), in each case only within a period of six (6) months after the expiry of the relevant employment agreement, of any Senior Employee who has actively terminated his employment relationship with the respective Med Company (excluding, for the avoidance of doubt, any Senior Employees whose employment relationship has been actively terminated by the respective Med Company). The Parties are aware of that Mr Andreas Peters will terminate his services for inter alia TCNM as of the end of 2014 and will continue to work for TRUMPF and its Affiliates and agree that this will not be a breach of this non-solicitation clause.

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15.3	Penalty

For each violation of the obligations of the Seller pursuant to Clauses 15.1 or 15.2, the Seller will pay a contractual penalty of EUR 200,000.00 (in words: Euro two hundred thousand). If the violation continues despite a written warning by the Purchaser to the Seller, the Seller will pay an additional contractual penalty of EUR 50,000.00 (in words: Euro fifty thousand) for each month during which the violation continues. The payment of any contractual penalties under this Clause 15.3 will neither in any way release the Seller from the obligations pursuant to Clauses 15.1 or 15.2 nor be deemed to be a waiver by the Purchaser of its right to damages and/or specific performance.

15.4	Covenant regarding Austrian stamp duties

The Seller agrees that it will not (i) bring an original of this notarial deed containing the Agreement or any certified copy thereof into the territory of the Republic of Austria or (ii) send an e-mail to which an electronic scan copy (e.g. PDF or TIF) of this notarial deed containing the Agreement is attached to an addressee the Seller knows to have his permanent domicile or place of business in the Republic of Austria, unless the Seller is forced by to do so by order of competent Austrian authorities.

15.5	Covenant regarding Group Insurances

Being understood that TRUMPF is not limited to amend the insurance coverage under any group insurances for its group as a whole, the Seller undertakes to ensure that TRUMPF will not specifically amend the insurance coverage for any Med Company with an adverse effect on the insurance coverage of the Med Companies provided up to the Closing Date. Subject to the relevant insurance policies, the Parties assume that claims under such insurance policies which a Med Company may have with respect to an occurrence prior to Closing Date remain unaffected by the transaction contemplated in this Agreement. The Seller further undertakes to provide the Med Companies with the relevant information regarding the group insurances which the Med Companies require to make a claim under such insurances.

16.	Transitional Services Agreement, Trademark License Agreements, Non-TruName Trademark Transfer Agreement

16.1	Transitional Services Agreement

After the Closing Date, the Seller will provide, or ensure the provision of, post-closing services to the Med Companies in accordance with the terms and conditions of the transitional servicing agreement, a draft of which is attached hereto as Schedule 16.1 (the “Transitional Services Agreement”).

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16.2	Trademark License Agreements

16.2.1
After the Closing Date, the Med Companies will be entitled to use the trademark rights and domain names listed in Schedule 16.2.1 (i) in accordance with the terms and conditions of the license agreement, a draft of which is attached hereto as Schedule 16.2.1 (ii) (the “TRUMPF Interim Trademark Use Agreement”).

16.2.2
After the Closing Date, the Med Companies will be entitled to use the trademark rights and domain names listed in Schedule 16.2.2 (i) in accordance with the terms and conditions of the license agreement, a draft of which is attached hereto as Schedule 16.2.2 (ii) (the “TruName License Agreement”; together with the TRUMPF Interim Trademark Use Agreement the “Trademark License Agreements”)

16.3	Non-TruName Trademark Transfer Agreement

The Seller will ensure that TRUMPF will transfer and assign the trademark rights and product designations listed in Schedule 16.3 (i) to TM at Closing in accordance with the terms and conditions of the transfer agreement, a draft of which is attached hereto as Schedule 16.3 (ii) (the “Non-TruName Trademark Transfer Agreement”).

17.	Confidentiality

17.1	Confidentiality obligation

Each Party will keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the other Parties (other than own Affiliates) disclosed to it in connection with this Agreement or its performance (other than information which is in the public domain) without the prior written approval of the other Party, which will not be unreasonably withheld or delayed. Each Party may disclose such matters or information without such approval if required to do so by applicable law, court or governmental order or stock exchange regulation. In this case, however, the Party (or any of its Affiliates) that is under the obligation to make a disclosure will consult with the other Parties as soon as reasonably practicable prior to complying with such an obligation.

17.2	Return of documents

If this Agreement is terminated without completion of the transactions contemplated under this Agreement for whatever reason, the Purchaser will return or destroy all documents and information (including information stored on electronic data carriers) received from the Seller or on behalf of the Seller which constitute or embody confidential information, together with any copies thereof and destroy all documents and information (including information stored on electronic data carriers) it has produced based on documents or information received from the Seller. Any confidentiality undertaking agreed to by the Purchaser or any Affiliate of the Purchaser prior to this Agreement will survive.

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18.	Public announcements

Subject to mandatory disclosures permitted pursuant to Clause 17.1, no Party will release any news release announcement or dispatch any announcement or circular relating to this Agreement unless the form and content of such announcement or circular have been submitted to, and agreed to by, the other Parties (other than own Affiliates).

19.	Guarantee by Purchaser Guarantor

The Purchaser Guarantor assumes as its own and primary obligation all liabilities incurred hereunder or in connection with this Agreement by the Purchaser so that the Purchaser and the Purchaser Guarantor are jointly and severally liable for all obligations of the Purchaser under or in connection with this Agreement. Any statement made by the Purchaser will also be deemed to have been made on behalf of the Purchaser Guarantor. This guarantee of Purchaser Guarantor does not include the payment obligation of Purchaser in relation to the purchase of the TATM Share.

20.	Notices and communication

20.1	General

All notices, requests and other communication under or in connection with this Agreement (including the making of any claims) must be made in writing in the English or German language and delivered by hand, by courier, by post or by fax to the person and at the address set forth in Clause 20.2. The lawyers of the Seller, the Purchaser, the Co-Purchaser and the Purchaser Guarantor as indicated in Clause 20.2 will act as authorized receiving agents (Empfangsbevollmächtigter) on behalf of the respective Party. Delivery by fax, will meet the requirement of communication to be made in writing; any other delivery making use of means of telecommunication (including e-mail) will, however, not meet the requirement of the written form.

20.2	Addresses

The initial address, fax number, department or individual specified by each Party are set out below:

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20.2.1	Seller

Address:	Johann-Maus-Straße 2 71254 Ditzingen Germany
Attention:	Mr Peter Bokelmann General Counsel
Telephone:	+49 7156 303-30247
Fax:	+49 7156 303-930247
Email:	peter.bokelmann@de.trumpf.com

Authorized receiving agent (Empfangsbevollmächtigter) of the Seller:

Name:	Gleiss Lutz
Address:	Taunusanlage 11 60329 Frankfurt am Main Germany
Attention:	Dr Hoimar von Ditfurth
Telephone:	+49 69 95514-444
Fax:	+49 69 95514-198
Email:	hoimar.ditfurth@gleisslutz.com

20.2.2	Purchaser and Co-Purchaser

Address:	Gustav Mahlerplein, 93-95 Symphony Tower, 1082 MS Amsterdam, The Netherlands
Attention:	Marco Bijl, VP Legal International
Telephone:	+31 20 301 1002
Fax:	+31 203306890
Email:	marco.bijl@hill-rom.com

Authorized receiving agent (Empfangsbevollmächtigter) of the Purchaser and the Co-Purchaser:

Name:	CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB
Address:	Barckhausstraße 12-16 60325 Frankfurt am Main Germany
Attention:	Dr Heike Wagner
Telephone:	+49 69 71701322
Fax:	+49 69 7170140619
Email:	Heike.Wagner@cms-hs.com

20.2.3	Purchaser Guarantor

Address:	1069 State Route 46 East, Batesville, IN 47006, USA
Attention:	Susan R. Lichtenstein, Senior Vice President, Corporate Affairs
Telephone:	+1 312 819 7213
Fax:	+1 312 819 7219
Email:	susan.lichtenstein@hill-rom.com

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Authorized receiving agent (Empfangsbevollmächtigter) of the Purchaser Guarantor:

Name:	CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB
Address:	Barckhausstraße 12-16 60325 Frankfurt am Main Germany
Attention:	Dr Heike Wagner
Telephone:	+49 69 71701322
Fax:	+49 69 7170140619
Email:	Heike.Wagner@cms-hs.com

20.3	Changes

Each Party will notify the other Parties (other than own Affiliates) by notice served in accordance with Clause 20.2 if the initial or notified address, fax number, department or individual is no longer appropriate for the service of notices, and provide a new address for notices in Germany at the same time. Until such notification, the address, fax number, department or individual as determined hitherto will be relevant.

20.4	Delivery

Any communication to be made by one Party to another under or in connection with this Agreement will only be effective:

a)
if conveyed by way of fax, when received in readable form, provided that a fax will be presumed to have been received in readable form if it has been transmitted to the relevant fax number set forth in the Clause 20.2 and the transmitting Party can present a transmission report in due form (ordnungsgemäßer Sendebericht); or

b)
if conveyed by way of letter, when it has been left at the relevant address or five (5) Business Days after being posted with postage prepaid in an envelope addressed to the receiving Party in due form;

and, if a particular department or individual is specified as part of its address as specified in Clause 20.2, if addressed to that department or individual.

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21.	Costs and expenses

Each Party will bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein unless otherwise expressly set forth in this Agreement. The costs of notarisation of this Agreement and any fees for the merger approval or clearance of the transactions contemplated by this Agreement will be borne by the Purchaser. Any real estate transfer tax triggered by the execution and performance of the transactions contemplated by this Agreement (other than real estate transfer tax triggered by the transfer of Shares under this Agreement and relating to the non-compliance of the Seller with a statutory holding period) will be borne by the Purchaser. Any Austrian stamp duties (Rechtsgeschäftsgebühren), if any, shall be borne by Purchaser, unless the Seller is solely responsible for triggering such stamp duties due to a breach of the covenant under Clause 15.4.

22.	Miscellaneous

22.1	Schedules

Schedule 22.1 sets forth a list of the schedules attached to this Agreement (the “Schedules”). All Schedules constitute an integral part of this Agreement. In case of a conflict between any Schedule and the provisions of this Agreement, the relevant provisions of this Agreement will prevail.

22.2	Amendments

Unless otherwise expressly set forth in this Agreement, any provision of this Agreement (including this Clause 22.2) may be amended or waived only if such amendment or waiver is effected

a)	unless a notarised deed is required by law, by written instrument which has been executed by all Parties and explicitly refers to this Agreement; or

b)	by notarised deed.

22.3	Interpretation

22.3.1
This Agreement is made in the English language, except for certain Schedules. The English language version of this Agreement will prevail over any translation of this Agreement. However, terms to which a German translation has been added must be interpreted throughout this Agreement as having the meaning assigned to them by the German translation (whether or not the German translation is added to each use of the term).

22.3.2	Unless otherwise indicated, the definition of a term in the singular will include the definition of such term in the plural and vice versa.

22.3.3	The table of contents, headings and sub-headings are for convenience purposes only and will not affect the interpretation of this Agreement.

22.3.4	Unless otherwise expressly set forth in this Agreement, a reference to

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a)	a “Clause”, “Sub-Clause” or “Schedule” is a reference to a clause, sub-clause or schedule of this Agreement;

b)	the words “including”, “includes”, “in particular” or “such as” will be deemed to be followed by the phrase “without limitation” and will not be construed to express limitation in any way;

c)	a “person” or “party” is a reference to a natural person or a Legal Entity, as applicable.

22.4	Remedies and waivers

No failure to exercise or delay in exercising any right or remedy under this Agreement by any Party will constitute a waiver. Any single or partial exercise of any right or remedy under this Agreement by any Party will not prevent any further or other exercise thereof.

22.5	Assignment

No Party is entitled to assign, delegate or otherwise transfer any rights, claims or obligations under this Agreement, in whole or in part, without prior written consent of the other Parties.

22.6	Arbitration

22.6.1
All disputes or claims arising out of or in connection with this Agreement will be finally settled under the Arbitration Rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. – DIS) by three arbitrators appointed in accordance with such Arbitration Rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. – DIS).

22.6.2
The place of arbitration is Frankfurt am Main, Germany. Unless otherwise provided for by the Parties and after prior consultation with the Parties, the arbitral tribunal may hold one or more hearings or meetings at any other place or places which it deems appropriate.

22.6.3	The substantive law of Germany (excluding any conflict-of-law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods) is applicable to the dispute.

22.6.4	The language of the arbitral proceedings is English. Documents drafted/originating in the German language may be submitted without an English translation.

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22.7	Partial invalidity

Should any individual provision of this Agreement be or become wholly or partially invalid, or should there prove to be an omission herein, this will not affect the validity of the remaining provisions. In the place of the invalid or impracticable provision or in order to fill the gap, the Parties to this Agreement undertake to agree on an appropriate provision that, to the extent legally permissible, comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement had they considered the matter at the outset. This will also apply if the invalidity of a provision results from a measure of performance or time set as a standard in this agreement. In such cases, a legally valid measure of performance or time which comes as close as possible to that originally agreed will be deemed to be agreed upon instead.

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SCHEDULE 1: DEFINITIONS

“Adjustment Amount” is defined in Clause 4.5.1.

“Affiliate” means, with respect to any Legal Entity, any person or entity who or which is an affiliated entity (verbundenes Unternehmen) within the meaning of sections 15 et seq. AktG or equivalent provisions under applicable foreign law, provided that, unless expressly stated otherwise, for the purposes of this Agreement, the Med Companies and the Participation Companies will neither be deemed to be an Affiliate of TRUMPF nor an Affiliate of the Purchaser.

“Agreement” is defined in the Preamble.

“AktG” is defined in Clause 10.4.5.

“AUM” is defined in Clause 2.4.4.

“AUM Share” is defined in Clause 2.4.4.

“Base Amount” is defined in Clause 4.1a).

“Breach” is defined in Clause 11.1.

“Business” is defined in Clause 2.6.

“Business Day” means any day other than a Saturday, Sunday or public holiday in Germany on which banks are open for business in Stuttgart.

“Business Permits” is defined in Clause 10.19.

“Cash” means the aggregate amount of the following assets of the Med Companies as consolidated in accordance with Clause 5.2 as of a specified date and time:

a)
cash and cash equivalents (including, without limitation, cash in hand, deposits with the German Federal Bank and other banks, financial or similar institutions, checks (including fixed term deposits (Festgelder))) within the meaning of sections 298, 266 (2) B.IV German Commercial Code (HGB);

b)	plus other securities (sonstige Wertpapiere) within the meaning of sections 298, 266 (2) B.III.2 German Commercial Code (HGB).

“Closing” means the completion of the transactions contemplated by this Agreement which is completed if and when

a)	all Closing Actions have been taken or waived in accordance with this Agreement; and

b)	the Preliminary Total Purchase Price has been credited (gutgeschrieben) to the bank account of the Seller in accordance with Clause 4.6.

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“Closing Accounts” is defined in Clause 5.1

“Closing Actions” means the actions, measures and requirements set forth in Clause 9.2.

“Closing Cash” means the Cash as at the Closing Date.

“Closing Condition” means the actions, measures and requirements set forth in Clause 6.1, the fulfilment or waiver of which in accordance with Clause 6.2 is condition for the performance of the Closing Actions as set forth in Clause 6.1.

“Closing Date” is defined in Clause 9.1.

“Closing Financial Debt” means the Financial Debt as at the Closing Date.

“Closing Intra-Group Payables” is defined in Clause 3.2.1.

“Closing Intra-Group Payables Purchase Price” is defined in Clause 4.2.

“Closing Memorandum” is defined in Clause 9.4.1.

“Closing Working Capital” means the Working Capital as at the Closing Date.

“Co-Purchaser” is defined on page 5.

“Cut-Off Date” is defined in Clause 8.1.1.

“Data Room” means the documents and answers included (i) in an online data room at Intralinks from and including 18 April 2014 to 11 June 2014 which are contained in one (1) DVD deposited with the acting notary, (ii) in a so called clean data room provided for inspection by legal counsel to the Purchaser in the premises of Gleiss Lutz, Frankfurt am Main, on 6 June 2014 or (iii) in a second so called clean data room provided for inspection by legal counsel to the Purchaser in the premises of Harris Williams & Co, Frankfurt am Main, on 11 June 2014.

“De Minimis Amount” is defined in Clause 11.7.1b).

“Disclosed” means in relation to any matter, fairly disclosed in the Data Room (with sufficient details on the face of such disclosure for a reasonably experienced buyer to understand the nature and scope of the matter.

“Dispute Period” is defined in Clause 5.4.1.

“Dispute Report” is defined in Clause 5.4.1.

“Disputed Item” is defined in Clause 5.4.1.

“Draft Closing Accounts” is defined in Clause 5.3.1.

“Estimated Closing Cash” is defined in Clause 4.3.1a).

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“Estimated Closing Financial Debt” is defined in Clause 4.3.1b).

“Estimated Closing Intra-Group Payables” is defined in Clause 4.3.1c).

“EURIBOR” means the Euro Interbank Offered Rate for Euro deposits with interest periods of three months displayed on the appropriate page of Reuters (or by any service replacing such page) at 11:00 a.m. CE(S)T on the first Business Day of the relevant month.

“Financial Debt” means the aggregate amount of the following liabilities of the Med Companies as consolidated in accordance with Clause 5.2 but only to the extent that these liabilities are interest bearing, including accrued interest, if any, as of a specified date and time:

a)	payables owed to financial institutions (Verbindlichkeiten gegenüber Kreditinstituten) within the meaning of sections 298, 266 (3) C.2 German Commercial Code (HGB);

b)
plus payables of any kind owed to TRUMPF or an Affiliate of TRUMPF (Verbindlichkeiten gegenüber verbundenen Unternehmen) within the meaning of sections 298, 266 (3) C.6 German Commercial Code (HGB) (including, for the avoidance of doubt, the Closing Intra-Group Payables), to the extent not resulting from the supply of goods and services (Verbindlichkeiten aus Lieferungen und Leistungen);

c)	plus financial loans from third parties other than financial institutions, TRUMPF or Affiliates of TRUMPF (unless already covered by another item of this definition);

d)	plus liabilities on bills accepted and drawn within the meaning of sections 298, 266 (3) C.5 German Commercial Code (HGB);

e)	plus accruals for personnel costs relating to severance payments;

f)	plus other accruals relating to maintenance costs related to restructuring (but excluding any accruals which may occur in relation to the transactions contemplated under this Agreement),

in each case excluding any liability against any Med Company or against any Participation Company and excluding any liability of TM against the Seller booked on any partners accounts of the Seller at TM (including inter alia the so called loan account (Darlehenskonto)).

“Financial Statements” is defined in Clause 10.6.1a).

“Indemnifiable Tax” means any Tax imposed on any Med Company by any Taxing Authority and relating to any tax assessment period or portion thereof ending on or before the Closing Date.

”Individual Accounts” is defined in Clause 5.2.3.

“Individual De Minimis Amount” is defined in Clause 11.7.1a).

“Intra-Group Financing Agreements” is defined in Clause 2.7.1.

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“ITV” is defined in Clause 2.4.3.

“ITV Share” is defined in Clause 2.4.3.

“Leased Real Property” is defined in Clause 10.9.1.

“Legal Entity” means any company, partnership, corporation, association or other legal entity, whether or not it has a separate legal personality, established pursuant to the laws of any jurisdiction.

“Licensed Material Intellectual Property Rights” is defined in Clause 10.12.1.

“Local Auditors” is defined in Clause 5.3.1.

“Losses” is defined in Clause 11.2.

“Material Agreements” is defined in Clause 10.14.1.

“Material Intellectual Property Rights” is defined in Clause 10.12.1.

“Med Group“ is defined in Clause 2.5.

”Med Companies“ is defined in Clause 2.5.

“Neutral Expert” is defined in Clause 5.4.2a).

“Notice of Breach” is defined in Clause 11.3.1.

“Non-TruName Trademark Transfer Agreement” is defined in Clause 16.3.

“Officer” means any managing director (Geschäftsführer), member of the management board (Mitglied des Vorstandes) or any other statutory executive representative (gesetzlicher Vertreter) of any Legal Entity in any jurisdiction.

“Owned Material Intellectual Property Rights” is defined in Clause 10.12.1.

“Owned Real Property” is defined in Clause 10.8.1

“Participation Companies” is defined in Clause 2.5.

“Party” and “Parties” is defined on page 5.

“Preliminary Total Purchase Price” is defined in Clause 4.4.

“Purchaser” is defined on page 5.

“Purchaser Guarantor” is defined on page 5.

“Purchaser’s Covenants” is defined in Clause 14.1.

“Purchaser’s Representations” is defined in Clause 13.1.

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“Reference Consolidated Financial Statements” is defined in Clause 10.6.1b).

“Relevant Tax Matter” is defined in Clause 12.4.2.

“Schedules” is defined in Clause 22.1.

“Seller” is defined on page 5.

“Seller’s Knowledge” is defined in Clause 10.1c).

“Senior Employees” is defined in Clause 10.15.1.

“Shares” is defined in Clause 2.2.

“Share Purchase Price” is defined in Clause 4.1.

“Share Transfer Agreement” is defined in Clause 3.1.4a).

“Soil Contamination” is defined in Clause 10.10.

“Subsidies” is defined in Clause 10.19.2.

“Succession Registration” is defined in Clause 3.1.2a).

“Target Companies” is defined in Clause 2.1.

“TATM” is defined in Clause 2.1c).

“TATM Share” is defined in Clause 2.2c).

“Tax” or “Taxes” means (i) all forms of taxation including, but not limited to taxes and other payments within the meaning of section 3 German Fiscal Code (Abgabenordnung) (Steuern und steuerliche Nebenleistungen) or any comparable provision under applicable foreign law, rates, special levies (Sonderabgaben), levies (Abschöpfungen), customs and excise duties (Zölle) and liability for taxes owed by third parties (Haftungsschuld) each and all in respect of the Med Companies whether levied by reference to income, profits, asset values, turnover, added value or other reference and whether imposed by a German or non-German public body; (ii) all statutory social security contributions, any amounts to be withheld from employee salaries, wages and other compensation and to be paid over to the appropriate Tax Authority.

“Tax Benefits” is defined in Clause 12.1.1c).

“Tax Indemnification Claim” is defined in Clause 12.1.1.

“Tax Refund” means any repayment of any Tax, received in cash, by way of set-off or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto.

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“Taxing Authority” means any competent governmental authority in charge of imposing any Tax.

“TCNM” is defined in Clause 2.4.2.

“TCNM Share” is defined in Clause 2.4.2.

“TFRM” is defined in Clause 2.1e).

“TFRM Share” is defined in Clause 2.2e).

“TGBM” is defined in Clause 2.4.1.

“TGBM Share” is defined in Clause 2.4.1.

“Third Party Claim” is defined in Clause 11.4.1

“TM” is defined in Clause 2.1a).

“TM General Partner’s Interest” is defined in Clause 2.3.

“TM Limited Partnership Interest” is defined in Clause 2.2a).

“TMK” is defined in Clause 2.1b).

“TMK Share” is defined in Clause 2.2b).

“Total Purchase Price” is defined in Clause 4.2.

“Trademark License Agreements” is defined in Clause 16.2.2.

“Transitional Service Agreement” is defined in Clause 16.1.

“TRUMPF” means TRUMPF GmbH + Co. KG, having its registered seat in Ditzingen, registered in the commercial register of the local court of Stuttgart under no. HRA 201460, with registered business address at Johann-Maus-Straße 2, 71254 Ditzingen.

“TRUMPF Group Securities” is defined in Clause 2.7.2.

“TRUMPF Interim Trademark Use Agreement” is defined in Clause 16.2.1.

“TruName License Agreement” is defined in Clause 16.2.2.

“TSI” is defined in Clause 2.4.2.

“TUSM” is defined in Clause 2.1d).

“TUSM Share” is defined in Clause 2.2d).

“USD Payments” is defined in Clause 4.6.1.

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“VAT” means any applicable value added tax.

“VATA” means the German Value Added Tax Act (Umsatzsteuergesetz).

“Warranty/Warranties” is defined in Clause 10.1.

“Working Capital” means the amount of the following assets and liabilities of the Med Companies as consolidated in accordance with Clause 5.2 as of a specified date and time:

a)
inventories (Vorräte) within the meaning of sections 298, 266 (2) B.I. German Commercial Code (HGB) (including prepayments made for stock (geleistete Anzahlungen für Umlaufvermögen) within the meaning of sections 298, 266 (2) B.I.4. German Commercial Code (HGB));

b)	plus trade receivables resulting from the supply of goods and services (Forderungen aus Lieferungen und Leistungen) within the meaning of sections 298, 266 (2) B.II.1. German Commercial Code (HGB);

c)
plus receivables against TRUMPF or an Affiliate of TRUMPF (Forderungen gegen verbundene Unternehmen) within the meaning of sections 298, 266 (2) B.II.2. German Commercial Code (HGB) to the extent resulting from the supply of goods and services (Forderungen aus Lieferungen und Leistungen);

d)
plus receivables against participation companies within the meaning of sections 298, 266 (2) B.II.3. German Commercial Code (HGB) (Forderungen gegen Unternehmen, mit denen Beteiligungsverhältnis besteht) to the extent resulting from the supply of goods and services (Forderungen aus Lieferungen und Leistungen) to the Participation Companies;

e)	plus other receivables and assets (other than income taxes) within the meaning of sections 298, 266 (2) B.4 German Commercial Code (HGB);

f)	plus prepaid expenses (other than deferred taxes) (aktiver Rechnungsabgrenzungsposten) within the meaning of sections 298, 266 (2) C German Commercial Code (HGB);

g)	minus trade payables resulting from the supply of goods and services (Verbindlichkeiten aus Lieferungen und Leistungen) within the meaning of sections 298, 266 (3) C.4 German Commercial Code (HGB);

h)
minus payables of any kind owed to TRUMPF or an Affiliate of TRUMPF (Verbindlichkeiten gegenüber verbundenen Unternehmen) within the meaning of sections 298, 266 (3) C.6 German Commercial Code (HGB), to the extent resulting from the supply of goods and services (Verbindlichkeiten aus Lieferungen und Leistungen);

i)
minus payables vis-à-vis participation companies within the meaning of sections 298, 266 (3) C.7 German Commercial Code (HGB) (Verbindlichkeiten gegenüber Unternehmen, mit denen ein Beteiligungsverhältnis besteht) to the extent resulting from the supply of goods and services (Verbindlichkeiten aus Lieferungen und Leistungen) to the Participation Companies;

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j)	minus prepayments received on orders (erhaltene Anzahlungen auf Bestellungen) within the meaning of sections 298, 266 (3) C.3 German Commercial Code (HGB);

k)	minus accruals for pensions within the meaning of sections 298, 266 (3) B.1 German Commercial Code (HGB);

l)	minus accruals for personnel costs (Rückstellungen für Personalkosten);

m)	minus customer-related accruals (Rückstellungen aus Kundenbeziehungen);

n)	minus other accruals (sonstige Rückstellungen) within the meaning of sections 298, 266 (3) B.3 German Commercial Code (HGB) (except those relating to maintenance costs related to restructuring);

o)	minus other liabilities (other than income taxes, Intra-Group Payables and loans maturing less than 1 year) within the meaning of sections 298, 266 (3) C.8 German Commercial Code (HGB);

p)	minus deferred income (passive Rechnungsabgrenzungsposten) within the meaning of sections 298, 266 (3) D German Commercial Code (HGB).

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SCHEDULE 22.1: SCHEDULES

Schedule 1    Definitions

Schedule 2.7.1   Intra-Group Financing Agreements

Schedule 2.7.2    Certain TRUMPF Group Securities

Schedule 2.7.3   Financing Agreements with Participation Companies

Schedule 3.1.2a)    TM transfer approval resolution

Schedule 3.1.2b)    TMK transfer approval resolution

Schedule 3.1.2c)(i)   TATM purchase and transfer agreement

Schedule 3.1.2c)(ii)    TATM transfer approval resolution

Schedule 3.1.2d)   TUSM purchase and transfer agreement

Schedule 3.1.2e)   TFRM purchase and transfer agreement

Schedule 3.2.3   Assignment agreement re Closing Intra-Group Payables

Schedule 4.1   Allocation of Share Purchase Price

Schedule 5.1    Format for Summary accompanying the Closing Accounts

Schedule 5.2.1b)   TRUMPF Group Accounting Manual

Schedule 6.1.1    Merger control filings

Schedule 7.3.2    Bank guarantee

Schedule 7.4    Termination of service agreements

Schedule 9.4.1   Closing Memorandum

Schedule 10.1c)   Seller’s Knowledge

Schedule 10.4.4   Articles of associations, partnership agreements or shareholders agreements

Schedule 10.7    Ordinary course of business

Schedule 10.8.1    Owned Real Property

Schedule 10.8.2   Lease Agreements pertaining to Owned Real Property

Schedule 10.8.3   Encumbrances on Owned Real Property

Schedule 10.9.1    Leased Real Property

Schedule 10.12.1   Material Intellectual Property Rights

Schedule 10.12.2   Limitations to Material Intellectual Property Rights

Schedule 10.14.1   Material Agreements

Schedule 10.15.1   Senior Employees

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Schedule 10.15.4   Material Works Agreements

Schedule 10.15.5    Pension Schemes

Schedule 10.15.6    Labour Disputes and Proceedings

Schedule 10.16.1   Insurance Policies

Schedule 10.17   Litigation

Schedule 10.19.2   Subsidies

Schedule 14.1.2    Full time equivalent of employees in sites of the Med Group

Schedule 16.1    Transitional Services Agreement

Schedule 16.2.1 (i)    TRUMPF Trademark Rights and Domain Names

Schedule 16.2.1 (ii)    TRUMPF Interim Trademark Use Agreement

Schedule 16.2.2 (i)    TruName Trademark Rights and Domain Names

Schedule 16.2.2 (ii)    TruName License Agreement

Schedule 16.3 (i)    Non-TruName Trademark Rights and Product Designations

Schedule 16.3 (ii)    Non-TruName Trademark Transfer Agreement

Schedule 22.1   Schedules

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